                                    FORM 8-K
                                 Current Report
                      Pursuant to Section 13 or 15d of the
                        Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 15, 2003

                                 SPIEGEL, INC.

             (Exact name of registrant as specified in its charter)

    Delaware                        0-16126                       36-2593917
(State or other                (Commission file               (I.R.S. Employer
jurisdiction of                     number)                  Identification No.)
incorporation or
 organization)

            3500 Lacey Road
            Downers Grove, IL                                     60515-5432
(Address of principal executive offices)                          (Zip Code)

                                 (630) 986-8800
              (Registrant's telephone number, including area code)

                                   No Change
         (Former name or Former address, if changed since last report)

                               INTRODUCTORY NOTE

As previously reported, on March 7, 2003, the SEC commenced a civil proceeding against the Company in federal court in Chicago alleging, among other things, that the Company's public disclosures violated Sections 10(b) and 13(a) of the Securities Exchange Act of 1934. Simultaneous with the filing of the SEC's complaint, the Company announced that it had entered into a consent and stipulation with the SEC resolving, in part, the claims asserted in the SEC action. Solely for purposes of resolving the SEC action, the Company consented to the entry of a partial final judgment, which was entered against the Company on March 18, 2003, and amended on March 27, 2003. Under the terms of the SEC Judgment, the Company agreed, among other things, to the entry of a permanent injunction enjoining any conduct in violation of Sections 10(b) and 13(a) of the Securities Exchange Act and various rules and regulations thereunder. The Company also consented to the appointment of an independent examiner by the court to review its financial records since January 1, 2000, and to provide a report to the court and other parties within 120 days regarding accounting irregularities. As part of the settlement, the Company neither admitted nor denied the allegations of the SEC's complaint. The SEC reserved its right to petition the court to require the Company to pay disgorgement, prejudgment interest and civil penalties, or to impose other equitable relief. The Company is cooperating fully with the ongoing SEC investigation.

As a result of the ongoing investigation, the Company's officers are not in a position to certify the Company's financial statements as required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. In addition, the Company's outside auditors, KPMG LLP, advised the Company that they would not be able to complete the audit of the Company's 2002 financial statements until the Company was able to provide the required officer certifications and KPMG LLP had an opportunity to review and consider the report of the independent examiner appointed under the terms of the SEC Judgment. As a result of the above, the Company notified the SEC that it would not, as a practical matter, file its 2002 Form 10-K and one or more Form 10-Qs in a timely manner as required by the SEC Judgment. On March 31, 2003, the Company filed with the court a motion for clarification of the SEC Judgment in order to request limited relief from the obligation to file reports, subject to certain conditions. On April 10, 2003, the court entered an order on the Company's motion. The order provides that the Company and its officers, directors, employees and agents are not, and will not be in the future, in contempt of the SEC Judgment as a result of the Company's failure to timely file its 2002 Form 10-K and one or more Form 10-Qs with the SEC as required; provided that, among other things, the Company files the financial statements that would have been included in its 2002 Form 10-K and a management's discussion and analysis covering the financial statements on or before May 15, 2003. The Company's outside auditors, KPMG LLP, advised the Company that they would not be able to complete the audit of the Company's 2002 financial statements until they have had an opportunity to review and consider the report of the independent examiner and until the Company's officers were in a position to certify the Company's financial statements as required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-General-SEC Examination and Appointment of an Independent Examiner" for a more detailed discussion of these SEC proceedings.

As a result, the Company is filing its financial statements for the year ended December 28, 2002 and related notes in this report. However, the financial statements included in this report, and the financial information derived from these financial statements, are unaudited and, accordingly, the Company cannot give investors any assurance that the financial information contained herein will not be subject to future adjustment. Specifically, the Company is unable at this time to predict what the independent examiner's report will conclude or whether these conclusions will require any adjustments to the Company's financial statements. In addition, the Company's pending bankruptcy case or the formation or consummation of a plan of reorganization may result in the need to adjust the financial statements included in this report. Future events may also result in adjustments to the financial statements. Because the independent audit has not been completed, the financial information contained herein may be subject to further adjustment for the Pay Out Events on the Company's receivables securitizations (see Note 3) or other events that may occur after the date of this filing but are required under generally accepted accounting principles (GAAP) to be reflected in prior periods.

Item 5. Other Events

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
CONSOLIDATED BALANCE SHEETS - Debtors-in-Possession (UNAUDITED)
($000s omitted, except per share amounts)

                                                     December 28,   December 29,
                                                         2002           2001
ASSETS                                               ------------   ------------
CURRENT ASSETS:
   Cash and cash equivalents                          $  165,401     $   29,528
   Receivables, net                                       90,674        638,206
   Inventories                                           427,024        476,903
   Prepaid expenses                                       73,120         88,434
   Refundable income taxes                                    --          5,798
   Assets of discontinued operations                     191,814        365,767
                                                      ----------     ----------
      Total current assets                               948,033      1,604,636
Property and equipment, net                              304,124        351,543
Intangible assets, net                                   135,721        135,357
Other assets                                              97,882        163,812
                                                      ----------     ----------
      Total assets                                    $1,485,760     $2,255,348
                                                      ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
   Current portion of long-term debt                  $1,140,857     $1,001,857
   Related party debt                                    160,000         50,000
   Accounts payable and accrued liabilities              416,066        476,249
   Income taxes payable                                      191             --
   Liabilities of discontinued operations                258,234        512,639
                                                      ----------     ----------
      Total current liabilities                        1,975,348      2,040,745
                                                      ----------     ----------
      Total liabilities                                1,975,348      2,040,745
                                                      ----------     ----------
STOCKHOLDERS' EQUITY (DEFICIT):
   Class A non-voting common stock, $1.00 par
      value; authorized 16,000,000 shares;
      14,945,144 shares issued and outstanding            14,945         14,945
   Class B voting common stock, $1.00 par value;
      authorized 121,500,000 shares; 117,009,869
      shares issued and outstanding                      117,010        117,010
   Additional paid-in capital                            329,489        329,489
   Accumulated other comprehensive loss:
      Foreign currency translation                        (6,432)        (6,941)
      Unrealized loss on derivatives                      (6,933)        (3,221)
      Minimum pension liability                          (22,266)            --
   Accumulated deficit                                  (915,401)      (236,679)
                                                      ----------     ----------
      Total stockholder equity (deficit)                (489,588)       214,603
                                                      ----------     ----------
      Total liabilities and stockholders'
         equity (deficit)                             $1,485,760     $2,255,348
                                                      ===========    ==========

See accompanying notes to unaudited consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS - Debtors-in-Possession (UNAUDITED) For years ended ($000s omitted, except per share amounts)

                                               December 28,   December 29,   December 30,
                                                   2002           2001           2000
                                               ------------   ------------   ------------
NET SALES AND OTHER REVENUE
Net sales                                      $  2,281,869   $  2,782,053   $  3,061,151
Finance revenue                                    (485,439)      (112,287)       175,774
Other revenue                                       258,529        303,453        292,382
                                               ------------   ------------   ------------
                                                  2,054,959      2,973,219      3,529,307
COST OF SALES AND OPERATING EXPENSES
Cost of sales, including buying
   and occupancy expenses                         1,382,653      1,752,986      1,889,630
Selling, general and
   administrative expenses                        1,320,421      1,445,834      1,467,287
                                               ------------   ------------   ------------
                                                  2,703,074      3,198,820      3,356,917
Operating income (loss)                            (648,115)      (225,601)       172,390
Interest expense                                     72,835         59,068         60,587
                                               ------------   ------------   ------------
Earnings (loss) from continuing operations
   before income taxes, cumulative
   effect of accounting change and minority
   interest                                        (720,950)      (284,669)       111,803
Income tax expense (benefit)                             --        (95,101)        38,287
Minority interest in loss of consolidated
   subsidiary                                           228            665             --
                                               ------------   ------------   ------------
Earnings(loss) from continuing operations
   before cumulative effect of accounting
   change                                          (720,722)      (188,903)        73,516
Discontinued operations
   Earnings (loss) from operations
      (net of tax expense (benefit) of
      ($10,044) and $32,844, respectively)               --        (79,274)        51,378
   Loss on disposal                                  42,000       (319,297)            --
      Cumulative effect of accounting change
      (net of tax benefit of $2,503)                     --             --         (4,076)
                                               ------------   ------------   ------------
Net earnings (loss)                            $   (678,722)  $   (587,474)  $    120,818
                                               ============   ============   ============
EARNINGS (LOSS) PER COMMON SHARE
Earnings (loss) per common share from
   continuing operations before cumulative
   effect of accounting change
      Basic and diluted                        $      (5.46)  $      (1.43)  $       0.56
Earnings (loss) from discontinued
   operations
      Basic and diluted                                0.32          (3.02)          0.39
Cumulative effect of accounting change
      Basic and diluted                                  --             --          (0.03)
                                               ------------   ------------   ------------
Net earnings (loss) per common share
      Basic and diluted                        $      (5.14)  $      (4.45)  $       0.92
                                               ============   ============   ============
Weighted average common shares outstanding
      Basic                                     131,955,013    131,908,540    131,861,808
                                               ============   ============   ============
      Diluted                                   131,955,013    131,908,540    131,944,900
                                               ============   ============   ============

See accompanying notes to unaudited consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
Debtors-in-Possession
For years ended ($000s omitted)

                                                 December 28,   December 29,   December 30,
                                                     2002           2001           2000
                                                 ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Earnings (loss) from continuing operations,
   net of cumulative effect of accounting
   change and minority interest                   $(720,722)     $(188,903)     $  69,440
Adjustments to reconcile earnings (loss)
   from continuing operations to net cash
   provided by (used in) operating activities:
      Cumulative effect of accounting change             --             --          4,076
      Depreciation and amortization                  83,953         81,968         75,921
      Net pretax (gains) losses on sale of
         receivables                                533,637        162,698        (28,347)
      Deferred income taxes                              31        (51,695)        13,695
      Minority interest in loss of consolidated
         subsidiary                                    (228)          (665)            --
Changes in assets and liabilities:
   (Increase) decrease in receivables, net          127,478        (64,545)       (17,588)
   (Increase) decrease in inventories                50,044         85,174        (64,098)
   (Increase) decrease in prepaid expenses            1,738         11,246         (6,943)
   Increase (decrease) in accounts payable
      and accrued liabilities                       (70,956)      (120,839)        35,697
   Increase (decrease) in income taxes                4,097        (30,543)        30,381
                                                  ---------      ---------      ---------
Net cash provided by (used in) operating
   activities of continuing operations                9,072       (116,104)       112,234
                                                  ---------      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Net additions to property and equipment             (11,915)       (64,025)       (64,000)
Net additions to other assets                       (71,841)       (81,725)       (27,179)
                                                  ---------      ---------      ---------
Net cash used in investing activities of
   continuing operations                            (83,756)      (145,750)       (91,179)
                                                  ---------      ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of debt                                    472,000        365,000        228,000
Payment of debt                                    (223,000)      (107,714)      (214,465)
Payment of dividends                                     --        (21,106)       (15,822)
Contribution from minority interest of
   consolidated subsidiary                               39          4,877             --
Issuance of Class A common shares                        --            564             37
Increase in deferred financing fees                      --         (4,324)        (1,671)
                                                  ---------      ---------      ---------
Net cash provided by (used in)
   financing activities of continuing
   operations                                       249,039        237,297         (3,921)
                                                  ---------      ---------      ---------
Net cash provided by (used in) discontinued
   operations                                       (38,452)        18,730        (14,732)
                                                  ---------      ---------      ---------
Effect of exchange rate changes on cash                 (30)           239            332
                                                  ---------      ---------      ---------
Net change in cash and cash equivalents             135,873         (5,588)         2,734
Cash and cash equivalents at beginning of year       29,528         35,116         32,382
                                                  ---------      ---------      ---------
Cash and cash equivalents at end of year          $ 165,401      $  29,528      $  35,116
                                                  =========      =========      =========

SUPPLEMENTAL CASH FLOW INFORMATION (UNAUDITED)
Cash paid during the year for:
   Interest                                       $  81,028      $  70,051      $  73,622
                                                  ---------      ---------      ---------
   Income taxes                                   $   1,061      $  23,377      $  29,868
                                                  ---------      ---------      ---------

See accompanying notes to unaudited consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (UNAUDITED) Debtors-in-Possession
($000s omitted)

                                                                                                       Accumulated
                                               Class A        Class B      Additional                     other
                                              non-voting       voting       paid-in     Accumulated   comprehensive
                                   Total     common stock   common stock    capital       deficit          loss
                                 ---------   ------------   ------------   ----------   -----------   -------------
BALANCES AT JANUARY 1, 2000        725,140      14,849         117,010       328,984       266,905        (2,608)
Comprehensive income (loss):
   Net earnings                    120,818          --              --            --       120,818            --
   Foreign currency
      translation                   (2,691)         --              --            --            --        (2,691)
                                 ---------     -------        --------      --------     ---------      --------
Total comprehensive income         118,127
Dividends paid                     (15,822)         --              --            --       (15,822)           --
Option exercises of 6,000
   Class A common shares                37           6              --            31            --            --
                                 ---------     -------        --------      --------     ---------      --------
BALANCES AT DECEMBER 30, 2000      827,482      14,855         117,010       329,015       371,901        (5,299)
Comprehensive loss:
   Net loss                       (587,474)         --              --            --      (587,474)           --
   Cumulative effect of a
      change in accounting for
      derivative financial
      instruments                   (1,566)         --              --            --            --        (1,566)
   Unrealized loss on
      derivatives                   (1,655)         --              --            --            --        (1,655)
   Foreign currency
      translation                   (1,642)         --              --            --            --        (1,642)
                                 ---------     -------        --------      --------     ---------      --------
Total comprehensive loss          (592,337)
Dividends paid                     (21,106)         --              --            --       (21,106)           --
Option exercises of 89,900
   Class A common shares               564          90              --           474            --            --
                                 ---------     -------        --------      --------     ---------      --------
BALANCES AT DECEMBER 29, 2001      214,603      14,945         117,010       329,489      (236,679)      (10,162)
Comprehensive loss:
   Net loss                       (678,722)         --              --            --      (678,722)           --
Unrealized loss on
   derivatives                      (3,712)         --              --            --            --        (3,712)
   Foreign currency
      translation                      509          --              --            --            --           509
   Minimum pension liability       (22,266)         --              --            --            --       (22,266)
                                 ---------     -------        --------      --------     ---------      --------
Total comprehensive loss          (704,191)
BALANCES AT DECEMBER 28, 2002    $(489,588)    $14,945        $117,010      $329,489     $(915,401)     $(35,631)
                                 =========     =======        ========      ========     =========      ========

See accompanying notes to unaudited consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
($000s omitted, except per share amounts)

1.   Proceedings under Chapter 11 of the Bankruptcy Code

In February 2002, the Company determined, with the lending institutions under its $750 million revolving credit agreement, that a material adverse change had occurred due to the Company's operating performance in the fourth quarter of 2001 and the estimated loss recorded on the sale of the bankcard segment. Accordingly, on February 18, 2002, the borrowing capacity on the credit facility was capped at $700,000, which represented the borrowings outstanding on that date. Additionally, for the reporting period ended December 28, 2002, the Company was in default of the financial covenants and other covenants, on its other non-affiliate loan agreements. See "Liquidity and Capital Resources" below for a description of these agreements and defaults.

In March 2003, FCNB notified the trustees of its asset backed securitization transactions that a Pay Out Event had occurred on all six series of the Company's asset backed securitizations. See "Cancellation of Credit Cards" below for a description of these events. A principal source of liquidity for the Company had been its ability to securitize substantially all of the credit card receivables that it generated. The Company was unable to secure alternative sources of financing from its existing lenders or other third parties to provide adequate liquidity to fund the Company's operations.

As a result, on March 17, 2003, Spiegel, Inc. and 19 of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. The reorganization is being jointly administered under the caption "In re:
Spiegel, Inc., et al. Case No. 03-11540 (CB)." Spiegel and these subsidiaries are currently operating their business and managing their properties and assets as debtors-in-possession under the Bankruptcy Code. During the bankruptcy process, the Company will continue to operate its business as an ongoing business, but may not engage in transactions outside the ordinary course of business without the approval of the bankruptcy court.

The following material subsidiaries were not included in the Chapter 11 case:
First Consumers National Bank (FCNB), First Consumers Credit Corporation (FCCC), Financial Services Acceptance Corporation (FSAC) and Spiegel Acceptance Corporation (SAC). As a result of the Company's decision in the fourth quarter of fiscal 2001 to sell the bankcard segment, the assets and liabilities of FCNB, FCCC and FSAC, the Company's subsidiaries included in its bankcard segment, were reflected as discontinued operations in the Company's financial statements beginning in the fourth quarter of fiscal 2001. As discussed below, the Company's special purpose bank, FCNB, began a formal liquidation in fiscal 2003 under the terms of a pre-existing disposition plan agreed to with the Office of the Comptroller of the Currency (the "OCC"). The assets of SAC at December 28, 2002 consist primarily of receivables approximating $50 million, which relate to the private-label credit card operation. The liabilities of SAC total approximately $4.6 million at December 28, 2002 and represent primarily accounts payable and accrued payroll.

On March 17, 2003, the bankruptcy court gave interim approval for $150 million of a $400 million senior secured debtor-in-possession financing facility (the "DIP Facility") from Bank of America, N.A., Fleet Retail Finance, Inc. and The CIT Group/Business Credit, Inc. On April 30, 2003, the bankruptcy court granted final approval for the total amount. The DIP Facility will be used to supplement the Company's existing cash flow during the reorganization process. See Note 9.

The Company's consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) applicable to a going concern, which contemplate, among other things, realization of assets and payment of liabilities in the normal course of business. The consolidated financial statements do not provide for any consequences of the Company's ongoing Chapter 11 case. The eventual outcome of the Chapter 11 case is not presently determinable. As a result, the consolidated financial statements do not give effect to any adjustments relating to the recoverability and classification of assets, the amount and classification of liabilities or the effects on existing stockholders' deficit that may occur as a result of the bankruptcy case. The consolidated financial statements also do not give effect to any adjustments relating to the substantial doubt about the ability of the Company to continue as a going concern.

The Company's ability to continue as a going concern will depend upon, among other things, the confirmation of a plan of reorganization, its compliance with the provisions of the DIP Facility and its ability to generate cash from operations and obtain financing sufficient to satisfy its future obligations. These challenges are in addition to the operational and competitive challenges the Company's business faces. The Company cannot predict at this time the effect that the Chapter 11 case will have on its operations, particularly its net sales and its access to, and the cost of goods sold.

2.  Summary of Significant Accounting Policies

The Company has filed, pursuant to the terms of the SEC Judgment (see Note 11), its consolidated financial statements for the year ended December 28, 2002 and related notes in this report. However, all financial information contained in this report is unaudited and the Company can give no assurance that the financial information contained herein will not be subject to future adjustment. Specifically, the Company is unable at this time to predict what the independent examiner's report will conclude or whether these conclusions will require any adjustments to the Company's financial statements. In addition, the reorganization process or the formation or consummation of a plan of reorganization may result in the need to adjust the financial statements included in this report. Because the audit has not been completed, the financial information contained herein also may be subject to further adjustment for the Pay Out Events on the Company's receivables securitizations (see Note 3) or other events which may occur after the date of this filing but are required under GAAP to be reflected in prior periods.

NATURE OF OPERATIONS

The Spiegel Group is a leading international specialty retailer marketing fashionable apparel and home furnishings through catalogs, six e-commerce sites and 573 specialty retail and outlet stores as of December 28, 2002. The Company operates a special-purpose bank that, prior to March 2003, offered private-label credit programs to customers of the Spiegel Group's merchant divisions and, prior to February 2003, marketed various bankcard credit programs nationwide. See Note 3.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements, accompanying notes and financial statement schedule. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Spiegel, Inc. and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. The Company's private-label credit card portfolio is currently being serviced by FCNB. Costs for servicing the private-label portfolio are charged to the private-label credit card operation by FCNB. As described in Note 3, the Company plans to discontinue the bankcard business. As described in Note 5, the Company has also discontinued charging privileges on all of its private-label credit cards issued by FCNB. In the future, the Company expects to issue new private-label credit cards through a third-party credit provider. Although the Company's costs of servicing the private-label portfolio will not be incurred after servicing of the existing portfolio has been transferred to a new service provider, the Company anticipates that the new cost structure with a third-party credit and service provider will reflect a fee for offering credit.

The Company's joint venture investments in Germany and Japan with affiliated companies of Otto (GmbH & Co KG), hereinafter referred to as "Otto (GmbH & Co
KG)" or "Otto", a related party, are accounted for using the equity method. The operating results of these entities are not material to the Company.

In fiscal 2001, the Company entered into a 60 percent joint venture investment with Hermes General Service USA, Inc. ("HGS"), an affiliated company of Otto, a related party, forming the limited liability company Spiegel-Hermes General Service, LLC ("SHGS"). In January 2003, SHGS formally changed its name to Spiegel General Service, LLC. This investment is accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 94, "Consolidation of All Majority-Owned Subsidiaries" which requires, with few exceptions, a parent company to consolidate all of its majority-owned subsidiaries. The minority interest in SHGS is not considered material, and is included in the other liabilities section of the Consolidated Balance Sheets. Under the terms of the joint venture agreement, HGS is obligated to make contributions for its share of the losses incurred by SHGS during the initial five years of the agreement. The 40 percent minority interest in the fiscal 2002 and 2001 loss of SHGS has been reflected as "Minority interest in loss of consolidated subsidiary" in the accompanying Consolidated Statements of Operations.

FISCAL YEAR

The Company's fiscal year ends on the Saturday closest to December 31. Fiscal years 2002, 2001 and 2000 consisted of 52 weeks and ended on December 28, 2002, December 29, 2001, and December 30, 2000, respectively.

REVENUE RECOGNITION

The Company records revenue at the point of sale for retail stores and at the time of shipment for catalog and e-commerce sales. Membership fee revenue related to discount clubs offered to customers is recognized in net sales over the term of the membership, which is 12 months. The Company provides for returns at the time of sale based upon projected merchandise returns or membership fee refunds. Amounts billed to customers for catalog and e-commerce shipping and handling are recorded as other revenue at the time of shipment.

Finance charge and fee revenue from private-label and bankcard receivables owned are recorded as finance revenue when earned. Prior to the Pay Out Events (see Notes 3 and 5), excess cash flows resulting from the Company's securitization activity are recorded as finance revenue when earned. Annual credit card fees are recognized as finance revenue over a 12-month period and gains and losses recognized on the sale of credit card receivables are recorded as an increase or decrease to finance revenue. (See Note 5.) Finance charge and fee revenue as well as gains and losses on the sale of bankcard receivables have been included in net earnings (loss) from discontinued operations in the Company's Consolidated Statements of Operations. See Note 3.

SHIPPING AND HANDLING COSTS

Shipping and handling costs incurred related to the movement, preparation and shipment of products, including certain overhead costs, are classified as selling, general and administrative expense. Shipping and handling expense was $193,694, $228,425 and $240,035 in fiscal 2002, 2001 and 2000, respectively.
Buying and related occupancy costs including the distribution facilities are classified as cost of sales.

CASH AND CASH EQUIVALENTS

Cash equivalents represent short-term, highly liquid investments with original maturities of three months or less.

RECEIVABLES

Receivables consist primarily of private-label credit card receivables and related finance charges generated in connection with the sale of the Company's merchandise. Receivable balances generated from the bankcard credit programs offered by FCNB have been included in net assets of discontinued operations on the Company's Consolidated Balance Sheets. See Note 3. The Company's customer base is diverse in terms of both geographic and demographic coverage. The allowance for doubtful accounts is based upon management's evaluation of the collectability of credit card receivables after giving consideration to current delinquency data, historical loss experience and general economic conditions. In addition, for fiscal 2002, the Company also considered the recent Pay Out Events (see Note 5) of the asset backed securitization transactions, the Company's decision to discontinue charging privileges on the related credit cards and the effect on future loss experience in evaluating the valuation of the receivables and the allowance for doubtful accounts. This allowance is continually reviewed by management.

SALE OF RECEIVABLES

The majority of the Company's credit card receivables have been transferred to trusts that, in turn, sold certificates and notes representing undivided interests in the trusts to investors. The receivables were sold without recourse. Accordingly, no allowance for doubtful accounts related to the sold receivables is maintained by the Company. When the Company sold receivables in these securitizations, it retained interest-only strips, subordinated certificates, a sellers interest in receivables that are transferred to the trust but are not sold and cash reserve accounts, all of which have been included in retained interests in securitized receivables, with the exception of cash reserve accounts, which have been included in other assets. Cash reserve accounts and retained interests in securitized receivables resulting from bankcard receivables of FCNB have been included in net assets of discontinued operations in the Consolidated Balance Sheets. See Note 3.

Recognition of gain or loss on the sale of receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. In addition, gains or losses are recognized based upon the present value of estimated future cash flows that the Company expects to receive over the liquidation period of the receivables. These future cash flows consist of an estimate of the excess or deficit of finance charges and fees over the sum of the interest paid to certificate holders, contractual servicing fees and charge-offs along with the future finance charges and principal collections related to retained interests in securitized receivables. These estimates are highly sensitive to changes in portfolio performance and inherently require management's judgment on future portfolio performance. See Note 5.

Prior to the Pay Out Events described in Notes 3 and 5, cash reserve accounts were maintained as necessary, representing restricted funds used as credit enhancement for specific classes of investor certificates issued in certain securitization transactions. Cash reserve accounts resulting from the securitization of private-label credit card receivables have been included in other assets. The discounted value of these cash reserve accounts totaled $0, $58,433 and $5,391 at December 28, 2002, December 29, 2001 and December 30, 2000, respectively. See Note 5. Cash reserve accounts resulting from the securitization of FCNB bankcard receivables are included in net assets of discontinued operations. The discounted value of these cash reserve accounts totaled $0, $32,750 and $0 at December 28, 2002, December 29, 2001 and December 30, 2000, respectively. See Note 3.

SERVICING FEE LIABILITY

The Company's private-label and bankcard credit card receivables are serviced by FCNB. On an ongoing basis, management performs a review of the receivable portfolio to determine if a servicing fee liability must be recorded by FCNB in accordance with Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". The servicing fee liability is calculated utilizing several assumptions including receivable liquidation rates, discount rates and the costs to service the receivable portfolio. These estimates are highly sensitive to changes in portfolio performance and inherently require management judgment of future performance.

MARKETABLE SECURITIES

Marketable securities consist of the retained certificates issued by the trusts in conjunction with the securitization of private-label credit card receivables. These debt securities, classified as trading and stated at fair market value, are included in net receivables. See Note 5.

Retained certificates issued by the trusts in conjunction with the securitization of FCNB bankcard receivables are included in net assets of discontinued operations. See Note 3.

INVENTORIES

Inventories, principally merchandise available for sale, are stated at the lower of cost or market. Cost is determined primarily by the average cost method or by the first-in, first-out method.

ADVERTISING COSTS

Costs incurred for the production and distribution of direct response catalogs are capitalized and amortized over the expected lives of the catalogs, which are less than one year. Unamortized costs as of December 28, 2002 and December 29, 2001 were $36,953 and $38,897, respectively, and are included in prepaid expenses. All other advertising costs for catalog, e-commerce and retail operations are expensed as incurred. Total advertising expense was $408,051, $490,471 and $492,995 in fiscal 2002, 2001 and 2000, respectively.

STORE PRE-OPENING COSTS

Pre-opening costs for new stores are charged to operations as incurred.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Depreciable lives range from three to 40 years for buildings and improvements and two to 10 years for equipment, furniture and fixtures. Leasehold improvements are amortized over the lesser of the term of the lease or asset life.

LONG-LIVED ASSETS

As of the beginning of fiscal 2002, the Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, "Accounting for the

Impairment and Disposal of Long-Lived Assets." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of carrying amount to the undiscounted future cash flows to be generated by the asset. If the cash flows do not exceed the carrying value of the asset, then the assets are recorded at fair value. The Company estimated fair values based on sales of similar assets or recoverability of carrying value based on discounted cash flows of future operations. The Company recorded a charge relating to retail store impairment of $4,325, $0 and $0 in fiscal 2002, 2001 and 2000, respectively, which is included in selling, general and administrative expenses. Prior to SFAS No. 144, the Company reviewed long-lived assets for impairment under a similar methodology as required under SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of".

INTANGIBLE ASSETS

SFAS No. 142, "Goodwill and Other Intangible Assets," which supercedes Accounting Principles Board (APB) Opinion No. 17, "Intangible Assets," establishes financial accounting and reporting standards for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are not amortized but rather tested for impairment annually, or more frequently if impairment indicators arise. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The Company's intangible assets with indefinite lives represent goodwill and trademarks from businesses acquired (principally Eddie Bauer). Effective at the beginning of fiscal 2002, the Company ceased amortization of goodwill and trademarks upon adoption of SFAS No. 142. Upon adoption of SFAS No. 142, a transitional goodwill impairment test was required.

In the second quarter of fiscal 2002, the Company completed the transitional goodwill impairment test. The fair value of the reporting unit was estimated using both a discounted cash flow model and a market comparable approach (as prescribed in SFAS No. 142), which resulted in no goodwill impairment. If estimates of fair value or their related assumptions change in the future, the Company may be required to write-off the impaired portion of the assets, which could have a material adverse effect on the operating results in the period in which the write-off occurs. The Company performed its annual impairment test in the fourth quarter of fiscal 2002 which also resulted in no impairment.

The carrying amount for each intangible asset class with an indefinite life is as follows:

             December 28,   December 29,
                 2002           2001
             ------------   ------------
Goodwill       $ 76,601       $ 76,601
Trademarks       58,756         58,756
               --------       --------
               $135,357       $135,357
               ========       ========

The following table reflects net earnings (loss) and net earnings (loss) per share as if goodwill and trademarks were not subject to amortization for the years ended December 28, 2002, December 29, 2001 and December 30, 2000.

                                                                  Year Ended
                                                     ------------------------------------------
                                                     December 28,   December 29,   December 30,
                                                         2002           2001           2000
                                                     ------------   ------------   ------------
Reported net earnings (loss)                          $(678,722)     $(587,474)     $120,818

Add back:
Goodwill amortization (net of tax
   expense of $859 and $894, respectively)                   --          2,123         2,095
Trademark amortization (net of tax
   expense of $659 and $686, respectively)                   --          1,629         1,607
                                                      ---------      ---------      --------

Adjusted net earnings (loss)                          $(678,722)     $(583,722)     $124,520
                                                      =========      =========      ========

Net earnings (loss) per share (basic and diluted):
Reported net earnings (loss)                          $   (5.14)     $   (4.45)     $   0.92
Goodwill amortization                                        --           0.02          0.01
Trademark amortization                                       --           0.01          0.01
                                                      ---------      ---------      --------
Adjusted net earnings (loss) per share                $   (5.14)     $   (4.42)     $   0.94
                                                      =========      =========      ========

FOREIGN CURRENCY TRANSLATION

The financial statements of the Company's Canadian subsidiary and international joint ventures are translated into U.S. dollars using the exchange rate in effect at the end of the fiscal year for assets and liabilities and at the average exchange rates in effect during the period for results of operations and cash flows. The related unrealized gains or losses resulting from translation are reflected as a component of accumulated other comprehensive loss in stockholders' equity (deficit) in the Consolidated Balance Sheets. Foreign currency transaction gains and losses are included in selling, general and administrative expense in the Consolidated Statements of Operations as incurred.

DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments involve elements of market and credit risk not recognized in the financial statements. The market risk that results from these instruments relates to changes in interest rates and foreign currency exchange rates. Credit risk relates to the risk of nonperformance of a counterparty to one of the Company's derivative transactions. The Company believes there is no significant credit risk associated with the potential failure of any counterparty to perform under the terms of any of its current derivative financial instruments.

The Company selectively uses derivative instruments primarily to manage the risk that changes in interest rates will affect the amount of its future interest payments and to a lesser extent, to manage risk associated with future cash flows in foreign currencies. The Company does not enter into derivative financial instruments for any purpose other than cash flow hedging purposes. The Company does not use derivative financial instruments for trading or other speculative purposes.

The Company assesses interest rate cash flow exposure by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. The Company maintains risk management control systems to monitor interest rate cash flow risk attributable to both the Company's outstanding and forecasted debt obligations as well as the Company's offsetting hedge positions. The risk management control systems involve the use of analytical techniques, including cash flow sensitivity analysis, to estimate the expected impact of changes in interest rates on the Company's future cash flows.

The Company is subject to foreign currency exchange rate risk related to its Canadian operations, as well as its joint venture investments in Germany and Japan. The Company occasionally enters into foreign currency forward contracts to minimize the variability caused by foreign currency risk related to certain forecasted semi-annual transactions with the joint ventures that are denominated in foreign currencies. The principal currency hedged is the Japanese yen. As of December 28, 2002 and December 29, 2001, the Company did not have any foreign currency forward contracts outstanding.

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," established accounting and reporting standards for derivatives and for hedging activities. All derivative financial instruments, such as interest rate swap agreements and foreign currency forward contracts, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative are recorded in other comprehensive loss (OCL) and are recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

The Company adopted SFAS No. 133 and SFAS No. 138 on December 31, 2000. This resulted in a cumulative increase in OCL of $1,566 (net of income tax benefit of $919). The increase to OCL was attributable to losses of $1,768 (net of income tax benefit of $1,037) on interest rate swap agreements offset slightly by a $202 gain (net of income taxes of $118) on foreign currency forward contracts, which was recognized in income when the related foreign currency transaction occurred in fiscal 2001.

The Company is party to interest rate swap agreements as of December 28, 2002, which are designated as cash flow hedges under SFAS No. 133 and are accounted for by recording the net interest paid as interest expense on a current basis. As of December 28, 2002, the cumulative increase in OCL was $6,933 (net of income tax benefit of $0) and corresponds to the interest rate swap reflected at fair value of $6,933 in accrued liabilities. See Note 9. There were no unrealized gains or losses included in OCL relating to foreign currency forward contracts as of December 28, 2002.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Due to the revolving nature of the credit card portfolios, management believes that the current carrying value of receivables approximates fair value. The average interest rate collected on the receivables approximates the current market rates on new accounts. FCNB bankcard receivables are included in net assets of discontinued operations in the Consolidated Balance Sheets. See Note 3.

In the absence of quoted market prices for retained interests in credit card securitizations, the Company estimates the fair value based on the present value of the future expected cash flows. These future cash flows consist of an estimate of the excess or deficit of finance charges and fees over the sum of the interest paid to certificate holders, contractual servicing fees and charge-offs, and, for 2001, also include the estimated future finance charges and principal collections related to interests in the credit card receivables retained by the Company. For 2002, the collections related to the Company's interest in credit card receivables were not reflected in the fair value calculation due to the occurrence of the Pay Out Events in March 2003 (see Note
5). As a result of the Pay Out Events, substantially all monthly excess cash flow remaining after the payment of debt service and other expenses is diverted to repay principal to investors on an accelerated basis.

Estimates of the fair value of the Company's retained interests in securitizations are calculated utilizing the current performance trends of the receivable portfolios, combined with management's best estimates of the key assumptions: portfolio yield, charge-offs, liquidation rates, interest rates and discount rates commensurate with the risks involved. The occurrence of the Pay Out Events in March 2003 required the Company to reevaluate estimates based upon the revised expected liquidation of the receivable portfolios. Certain estimates inherent in determining the present value of these estimated future cash flows are influenced by factors outside the Company's control and, as a result, could materially change in the near term. See Note 5.

The carrying amounts of other financial assets and liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The fair value of long-term debt and related derivative financial instruments is discussed in Note 9.

SYSTEMS DEVELOPMENT COSTS

Significant systems development costs are capitalized and amortized on a straight-line basis over the useful life of the asset, not to exceed three years. Costs, net of accumulated amortization, included in other assets as of December 28, 2002 and December 29, 2001 were $39,318 and $37,962, respectively. Related amortization expense recognized in fiscal 2002, 2001 and 2000 was $10,449, $17,122 and $12,400, respectively.

EMPLOYEE PENSION PLANS

Company policy is to, at a minimum, fund the pension plans to meet the requirements of the Employee Retirement Income Security Act of 1974 (ERISA). See
Note 10.

CREDIT CARD ACQUISITION EXPENSES

Credit card account acquisition expenses are deferred and recognized in selling, general and administrative expense on a straight-line basis over no more than a 12-month period. Credit card acquisition expenses related to bankcard credit card accounts are included in discontinued operations under the caption "Earnings (loss) from operations" in the Consolidated Statements of Operations. See Note 3.

STOCK-BASED COMPENSATION

The Company has elected to account for stock-based compensation using the intrinsic value method as discussed in Note 10. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation".

                                                  2002        2001       2000
                                               ---------   ---------   --------
Net earnings (loss) as reported                $(678,722)  $(587,474)  $120,818
Deduct:
Compensation expense determined based on the
   estimated fair value of the options at
   the grant date as presecribed by SFAS
   No. 123 (net of related tax effect)              (203)       (238)      (322)
                                               ---------   ---------   --------

Pro forma net earnings (loss)                  $(678,925)  $(587,712)  $120,496
                                               =========   =========   ========

Net earnings (loss) per share:
Basic and diluted - as reported                $   (5.15)  $   (4.45)  $   0.92
                                               =========   =========   ========
Basic and diluted - pro forma                  $   (5.15)  $   (4.46)  $   0.91
                                               =========   =========   ========


INCOME TAXES

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, net operating loss and tax credit carryforwards. These are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company is included in the consolidated federal income tax return of Spiegel, Inc.'s majority shareholder, Spiegel Holdings, Inc. (SHI). Pursuant to a tax reimbursement agreement with SHI, the Company records provisions for income tax expense (benefit) as if it were a separate taxpayer. In accordance with SFAS No. 109 "Accounting for Income Taxes," the Company has recorded a full valuation allowance on net deferred tax assets as realization of such assets in future years is uncertain. See Note 12.

EARNINGS (LOSS) PER COMMON SHARE

Basic earnings (loss) per common share (EPS) is computed by dividing net earnings (loss) by the weighted average number of both classes of common shares outstanding during the year. Diluted EPS is computed in a manner consistent with that of basic EPS while giving effect to all potentially dilutive employee stock options that were outstanding during the period using the treasury stock method.

The computation of diluted EPS excludes options to purchase 726,175, 215,650 and 373,875 shares of common stock that were outstanding at the end of fiscal 2002, 2001 and 2000, respectively, because the options' exercise prices were greater than the average market price of the common shares.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified from amounts previously reported to conform with the fiscal 2002 presentation. See Note 3.

3. Discontinued Operations

Historically, the operating results for the Company were reported for two segments: merchandising and bankcard. The merchandising segment included an aggregation of the Company's three merchant divisions and the private-label credit card operation. The bankcard segment included primarily the bankcard operations of FCNB, the Company's special-purpose bank and Financial Services

Acceptance Corporation (FSAC). In the fourth quarter of fiscal 2001, the Company formalized a plan to sell the bankcard segment.

The disposition of the bankcard segment is accounted for in accordance with APB No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Accordingly, results of this business have been classified as discontinued operations for all periods presented. Interest expense was allocated to discontinued operations based upon debt that could be specifically attributed to the bankcard segment. Effective at the beginning of fiscal 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets." Upon adoption, the Company changed the presentation of net assets of discontinued operations for all periods presented. At December 28, 2002, the Company continued to classify the bankcard segment as discontinued operations based on the criteria outlined in paragraph 30 of SFAS No. 144. The Company continues to account for the discontinued operations under APB No. 30.

As a result of the Company's plan to sell the bankcard segment, the remaining business segment is the merchandising segment, which includes the private-label credit card operation related to the sale of the Company's merchandise. The merchandising segment is reflected in the Company's Consolidated Financial Statements as continuing operations.

In fiscal 2001, discontinued operations included management's best estimates of the amounts to be realized on the sale of the bankcard segment. In the fourth quarter of fiscal 2001, the Company recorded an estimated loss on disposal of the bankcard segment of $319 million. This charge includes an estimate of severance and fees of $8 million, and estimated losses from the bankcard segment of $40 million from the measurement date to the disposal date.

On May 15, 2002, FCNB entered into an agreement with the OCC. The agreement calls for FCNB to comply with certain requirements. The agreement, among other things: (i) contains restrictions on transactions between the bank and its affiliates and requires the bank to review all existing agreements with affiliated companies, and to make necessary and appropriate changes; (ii) requires the bank to obtain an aggregate of $198,000 in guarantees, which guarantees have been provided through the Company's majority shareholder; (iii) restricts the bank's ability to accept, renew or rollover deposits; (iv) restricts the bank's ability to issue new credit cards and make credit line increases; (v) requires the bank to maintain sufficient assets to meet daily liquidity requirements; (vi) establishes minimum capital levels for the bank;
(vii) provides for the increased oversight by and reporting to the OCC; and
(viii)provides for the maintenance of certain asset growth restrictions.

On November 27, 2002, the OCC approved a disposition plan for the bank. Under the terms of this plan, if FCNB did not receive an acceptable offer to buy the bankcard portfolio in January 2003, it was required to implement plans to liquidate its bankcard portfolio. On February 14, 2003, the Company received a letter from the OCC requiring FCNB to immediately begin the process of liquidating the bankcard portfolio and indicating the steps it must take to do so. The OCC letter requires FCNB to, among other things: (i) notify the trustee for each of the Company's bankcard Series that FCNB will either amend the relevant securitization documents to replace FCNB with a successor servicer and administrator or resign as servicer and administrator at the earliest date permissible under the agreements, (ii) cease all credit card solicitations for its bankcards, (iii) cease accepting new bankcard applications and credit lines and offering credit line increases to any existing bankcard account, and (iv) cease accepting new charges on existing bankcard accounts on or before April 1, 2003.

The Company has complied with the OCC requirements set forth in its letter of February 14, 2003.

FCNB, in addition to its own bankcard operations, issued substantially all of the Company's private-label credit cards and continues to service the related receivables, including securitized receivables in exchange for a service fee paid by the Company. In March 2003, FCNB notified the trustees for all six of its asset backed securitization transactions that a Pay Out Event, or an early amortization event, had occurred on each series.

Pay Out Events on the First Consumers Master Trust Series 1999-A, the First Consumers Credit Card Master Note Trust Series 2001-A and the Spiegel Credit Card Master Note Trust Series 2000-A occurred because each of these Series failed to meet certain minimum performance requirements for the reporting period ended February 28, 2003. This failure was due to the securitized receivables generating insufficient returns to meet the obligation under the securitization documents (or the failure to meet what is commonly referred to as the excess spread test). The failure to meet the excess spread test resulted from significant declines in the performance and credit quality of the securitized receivables due to higher charge-off rates and lower net sales.

The Pay Out Events on the two First Consumers series caused, through cross default provisions, a Pay Out Event on the First Consumers Credit Card Master Note Trust Series 2001-VFN. The Pay Out Event on the Spiegel 2000-A Series caused, through cross default provisions, a Pay Out Event on the Spiegel Credit Card Master Note Trust Series 2001-VFN. In addition, MBIA has also declared a Pay Out Event on the Spiegel 2001-A Series.

On March 14, 2003, the OCC commenced a cease and desist proceeding against FCNB and issued a temporary cease and desist order indicating among other things that FCNB should cease performing its duties as servicer of the bankcard and private-label receivables securitizations as soon as practicable. In response to the temporary OCC order, MBIA Insurance Corporation, the insurer for two of the three private-label series of securitizations, filed an action in the United States District Court for the District of Oregon against FCNB for violation of the existing securitization agreements. On April 11, 2003, FCNB entered into a settlement agreement with MBIA. The terms of the settlement are consistent with the OCC consent order described below. The suit brought by MBIA is to be dismissed with prejudice, although an order to this effect has not yet been entered by the court. On April 15, 2003, FCNB executed a Stipulation and Consent to the issuance of a permanent Consent Order, accepted by the OCC, the terms of which are to supercede and terminate the temporary cease and desist order. The agreement entered into with the OCC on May 15, 2002, remains in effect, as does the disposition plan, although the disposition plan will be superceded by the liquidation plan described below, upon OCC approval. The terms of the Consent Order, dated April 15, 2003, (the "Consent Order") require FCNB to:

     . cease performing its duties as servicer of the bankcard and private-label securitization trusts upon the appointment of a successor servicer for each trust no later than June 30, 2003;
     . perform the duties and responsibilities of servicer under the relevant servicing agreements until a successor servicer is appointed, in accordance with the terms of the consent order;
     . withhold, on a daily basis, its servicing fee, calculated in accordance with the terms of the consent order, from the funds it collects;

     . deposit its servicing fee in a segregated account designated for this purpose; and
     . submit, on a weekly basis, a written progress report from its board of directors to the OCC detailing the actions taken to comply with the terms of the consent order and the results of those actions.

FCNB has and will continue to deduct additional servicing fees in accordance with the OCC order while it continues to act as servicer. In addition, the trustee of each securitization trust will need to appoint a successor servicer for the securitizations. A successor servicer for the private-label receivables portfolio servicing operations has been designated by MBIA, and is currently scheduled to assume servicing responsibilities on or about June 27, 2003. FCNB has been informed that The Bank of New York, as securitization trustee, is in the process of appointing a successor servicer for the bankcard receivables portfolio, who is expected to assume servicing responsibilities no later than June 30, 2003, unless The Bank of New York assumes the servicing itself. The Company cannot predict when or if new servicers will be appointed by June 30, 2003. The failure to appoint a new servicer or the disruption caused by the transition to a new servicer to be appointed in accordance with the terms of the Consent Order may cause the value of the securitized receivables and the related securities to decline substantially and may have a material adverse effect on the Company.

As required by the consent order, FCNB will submit a liquidation plan to the OCC, which, once accepted by the OCC, will supercede the previous disposition plan approved in November 2002. The terms of the plan require FCNB to cease its credit card servicing and all other operating activities on or before June 30, 2003 and to proceed to final liquidation of its assets and final satisfaction of its liabilities beginning in July 2003. Further, the liquidation plan provides for the appointment of a liquidating agent who will assume responsibility for carrying out the plan of liquidation.

In light of the OCC consent order and agreement and the Company's inability to sell its bankcard segment, the Company has begun the liquidation of the bankcard segment, as required under the disposition plan. In light of these new facts, the Company has reviewed its estimated loss on disposal accrual at December 2002 and has determined that the accrual should be decreased by approximately $42,000. Although a liquidation of the portfolio versus a sale would typically result in an increase in the reserve requirement, the level of receivables has declined substantially in the last several months. Accordingly, the lower receivable balances yielded a lower base to determine the required reserve upon liquidation of the portfolio. This estimate is subject to change in future periods based upon any new facts and circumstances that may occur as a result of the liquidation or sale. The accrual may need to be increased in future periods for differences between the estimated liquidation cost of the bankcard segment and the actual liquidation cost of the bankcard segment. Furthermore, any contingent liabilities, which may become known in future periods, may result in an increase to the accrual.

Losses for the bankcard segment for the year ended December 28, 2002 totaled $153,247, which were recorded against the Company's loss on disposal accrual. The losses were primarily the result of changes in estimates of the fair value of the retained interests in the bankcard receivables based on the Pay-Out Event discussed above. The Company's initial estimated loss on the sale of the bankcard receivable portfolio provided for these write-downs of the FCNB's retained interests in its bankcard receivables based on estimates of changes in the fair value of these interests.

Assets and liabilities of the discontinued operations are as follows:

                                                             2002       2001
                                                           --------   ---------
Current assets                                             $163,479   $ 314,160
Long-term assets                                             28,335      51,607
Current liabilities, including
   estimated loss on disposal of
   $123 and $319 million, respectively                      245,707     512,639
Long-term liabilities                                        12,527          --
                                                           --------   ---------
Net liabilities of discontinued operations                 $(66,420)  $(146,872)
                                                           ========   =========

Current assets consist primarily of FCNB bankcard and FSAC receivables, other trade accounts receivable and cash. Long-term assets consist primarily of other assets such as cash reserve balances resulting from the securitization of bankcard receivables (reflected only in 2001) and investments in government and municipal securities in addition to fixed assets. For 2002, current liabilities consist primarily of the estimated loss on disposal, and a liability associated with the termination of certain contracts. The loss on disposal reserve at the end of 2002 relates primarily to the expected remaining write-off of on-balance sheet assets upon liquidation, the estimated losses to be incurred by the bank through June 2003 (the required liquidation date) and costs associated with lease terminations. For 2001, current liabilities consisted primarily of the estimated loss on disposal, deposits relating to the issuance of jumbo certificates of deposits, secured deposits from customers under secured card programs, and a servicing fee liability recorded by FCNB in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The balance in long-term liabilities reflects deferred tax liabilities of FCNB.

Receivables, included above in current assets, consist of the following:

                                                         2002          2001
                                                      ----------   -----------
COMPOSITION OF CREDIT CARD RECEIVABLES:
Receivables serviced                                  $1,069,676   $ 1,281,545
Receivables securitized                                 (928,743)   (1,200,949)
                                                      ----------   -----------
Receivables with no certificates issued                  140,933        80,596
                                                      ----------   -----------
COMPOSITION OF RECEIVABLES, NET:
Receivables with no certificates issued                  140,933        80,596
Retained subordinated interests                               --       104,932
                                                      ----------   -----------
Receivables owned                                        140,933       185,528
Interest-only strips                                          --        39,974
Less allowance for doubtful accounts                     (32,910)      (15,218)
Other receivables, net                                    16,045        87,475
                                                      ----------   -----------
Receivables, net                                      $  124,068   $   297,759
                                                      ==========   ===========

The Company's customer base is diverse in terms of both geographic and demographic coverage. The allowance for doubtful accounts is based upon management's evaluation of the collectability of FCNB bankcard receivables after giving consideration to current delinquency data, historical loss experience and general economic conditions. In addition, for 2002, the Company also considered the recent Pay Out Event of the asset backed securitization transactions and the estimated impact of this event on future loss experience. This allowance is reviewed continually by management.

The majority of the Company's bankcard receivables are transferred to off-balance sheet trusts that, in turn, sell certificates and notes representing undivided interests in such trusts to investors. The receivables are sold without recourse. Accordingly, no allowance for doubtful accounts related to the sold receivables is maintained by the Company. When the Company sells receivables in these securitizations, it retains interest-only strips, subordinated certificates, receivables and cash reserve accounts, all of which are included in net assets of discontinued operations. FCNB maintains responsibility for servicing both the private-label and bankcard securitized credit card receivables and receives an annual servicing fee from the trusts. On an ongoing basis, the Company performs a review to determine if a servicing fee liability must be recorded in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". The servicing fee liability was approximately $6,000 and $50,000 at December 28, 2002 and December 29, 2001, respectively. This balance is reflected in net assets of discontinued operations under the caption "current liabilities".

The asset-backed certificates and notes have been issued at either floating rates or at fixed rates. Amounts securitized by rate-type are as follows:

Rate Type                                                    2002        2001
---------                                                  --------   ----------
Floating rates                                             $ 36,000   $  276,000
Fixed rates                                                 811,000      811,000
Zero coupon retained certificates                            81,743      113,949
                                                           --------   ----------
Receivables securitized                                    $928,743   $1,200,949
                                                           ========   ==========

In certain transactions, the securitization trust has entered into interest rate swap arrangements to convert the interest payment obligation from floating rate certificates to fixed rate certificates. These derivative agreements have been entered into by third-party off-balance sheet trusts and therefore are not reflected as part of the results of the Company. Changes to fair value of these off-balance sheet derivative transactions are not reflected in the Company's results.

Cash reserve accounts are maintained as necessary, representing reserve funds used as credit enhancement for specific classes of investor certificates issued in certain securitization transactions. The discounted value of these funds is included in the net assets of discontinued operations under the caption "long-term assets" and totaled $0 and $32,750 at December 28, 2002 and December 29, 2001, respectively.

Net pretax gains/(losses), including gains/(losses) on the sale of bankcard receivables and adjustments to fair value of the Company's retained interests in securitized bankcard receivables, were $(145,450), $(57,521) and $42,627 in fiscal 2002, 2001 and 2000, respectively, and have been included in discontinued operations under the caption "earnings (loss) from operations" in the Consolidated Statements of Operations. For 2002, the net pretax losses of $145,450 were applied against the Company's loss on disposal reserve and, accordingly, did not represent an expense recorded in the Consolidated Statement of Operations for 2002.

Net charge-offs (excluding fraud losses) for the serviced bankcard receivable portfolio were $190,463, $166,980 and $86,711 for the fiscal years ended December 28, 2002, December 29, 2001 and December 30, 2000, respectively.

Delinquency amounts for the serviced bankcard receivable portfolio as of December 28, 2002 and December 29, 2001 are as follows:

                                                          2002      2001
                                                         -------   -------
Receivables >60 days past due:                           116,226   177,317

4. Receivables

Receivables consist of the following:

                                                         2002         2001
                                                     -----------   -----------
COMPOSITION OF CREDIT CARD RECEIVABLES:
Receivables serviced                                 $ 1,932,488   $ 2,305,930
Receivables securitized                               (1,855,179)   (2,200,428)
                                                     -----------   -----------
Receivables with no certificates issued                   77,309       105,502
                                                     -----------   -----------
COMPOSITION OF RECEIVABLES, NET:
Receivables with no certificates issued                   77,309       105,502
Retained subordinated interests, at fair value                --       418,495
                                                     -----------   -----------
Receivables owned                                         77,309       523,997
Interest-only strips                                          --        59,777
Less allowance for
   doubtful accounts                                     (61,809)       (5,192)
Less allowance for returns on private-label
   credit sales                                          (15,500)      (24,562)
Other receivables, net                                    90,674        84,186
                                                     -----------   -----------
Receivables, net                                     $    90,674   $   638,206
                                                     ===========   ===========

5. Sale of Credit Card Accounts Receivable

Effective April 1, 2001, the Company adopted SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which superceded SFAS No. 125. SFAS No. 140 establishes new conditions for an entity to be a qualifying special-purpose entity and clarifies under what conditions a transferor has retained effective control over transferred assets. The updated rules for transfers of financial assets were effective for transfers occurring after March 31, 2001 and generally do not affect the accounting for previous transfers. The adoption of SFAS No. 140 did not have a material effect on the Company's consolidated results of operations or financial position.

The Company established trusts for the purpose of routinely securitizing credit card receivables. The Company has retained interest-only strips, subordinated investor certificates, receivables and cash reserve accounts resulting from these securitizations. FCNB maintains responsibility for servicing both the private-label and bankcard securitized credit card receivables and receives an annual servicing fee from the trusts. The Company anticipates that the servicing of the existing private-label receivables will be performed by FCNB until the transition of servicing required by the OCC Consent Order discussed in Note 3 is completed. In the future, the Company expects to issue new private-label credit cards through a third-party credit and service provider. The servicing of the existing private-label receivable portfolio will be transferred to a new service provider as required by the OCC. See Note 3.

The investors and the securitization trusts have no recourse to the Company's other assets for failure of credit card debtors to meet payment obligations. Certain of the Company's retained interests are subordinate to investors' interests. The value of the retained interests is subject to credit, payment and interest rate risk on the transferred financial assets.

Certain restrictions exist related to securitization transactions that protect certificate holders against declining performance of the private-label and bankcard credit card receivables. In the event that the financial performance of any of these asset backed securities transactions falls below the required minimum threshold, an early amortization event, or Pay Out Event of those transactions may occur.

As described in Note 3, in March 2003, FCNB notified the trustees of its asset backed securitization transactions that a Pay Out Event had occurred on each series. In prior years, the retained interests were calculated based upon the present value of estimated future cash flows that the Company expected to receive over the liquidation period of the receivables. These future cash flows consisted of an estimate of the excess (deficit) of finance charges and fees over the sum of the interest paid to certificate holders, contractual servicing fees and charge-offs along with the future finance charges and principal collections related to retained interests in securitized receivables. Given the occurrence of the Pay Out Events and the Company's decision to discontinue charging privileges on its bankcard and private-label cards, the assumptions utilized to calculate the retained interests in fiscal 2002 were modified to reflect these facts. Accordingly, in light of charging privileges being suspended for existing customers, the charge-off rates are expected to increase significantly. In addition, the finance charge yield was reduced from historical experience to reflect the fact that overlimit fees charged to customers will be significantly reduced due to the discontinuance of the credit cards. The discount rate was also increased to reflect the additional inherent risk in the portfolio, in light of the Pay Out Event. Finally, the cash flow calculation was modified to reflect the fact that, in accordance with the requirements under a Pay Out Event, all excess cash flow received by the trust will be diverted to pay the investors and will not be remitted to the Company.

In March 2003, Pay Out Events occurred on the asset backed securitization transactions and the Company ceased honoring its private-label credit cards. The fair value of the retained beneficial interests are less than their carrying amount.

As a result of these new facts, the assumptions for calculating the retained beneficial interests for the private-label receivables were modified accordingly. This resulted in an impairment charge of $508,867 for the retained beneficial interests for the private-label receivables. The loss related to the change in the fair value of the bankcard receivables has been recorded against the loss on disposal accrual related to the bankcard segment. See Note 3. These estimates are highly sensitive to changes in portfolio performance and, given the uncertainty regarding the future performance of the receivables portfolio, may change significantly. As shown below, the impairment charge had the affect of reducing the fair value of the retained subordinated certificates, the interest-only strip, and the cash reserve accounts to zero.

RETAINED INTERESTS

Retained interests in securitized receivables for private-label credit card securitizations consist of the following:

                                                            2002       2001
                                                          --------   --------
Retained subordinated certificates at fair value          $     --   $418,495
Interest-only strip                                             --     59,777
Cash reserve accounts                                           --     58,433
                                                          --------   --------
Total retained interests in
   securitized receivables                                $     --   $536,705
                                                          ========   ========

The Company utilized the following key economic assumptions to value the retained interests resulting from the securitization of private-label credit card receivables (rates per annum):

Key Assumptions                                                 2002     2001
---------------                                                -----    -----
Liquidation rates                                               4.49%    6.10%
Weighted average life (in months)                              28.00    18.00
Expected charge-offs                                           28.91%   18.22%
Servicing fee                                                   6.00%    2.00%
Discount rate                                                  30.00%   15.00%
Weighted average interest rate paid to investors                2.09%    4.16%

In addition to the above assumptions, certain additional assumptions were utilized by the Company to determine the value of the retained interests in securitized receivables for 2002. As a result of the Pay Out Events, it is expected that the trusts (which were established for these securitization transactions) will incur significant liabilities relating to the termination of interest rate swap agreements entered into between the trust and certain third parties. The Company believes that the settlement of these liabilities will occur prior to the remittance of any excess cash flow to the Company. These assumptions may change in future periods based upon the ultimate settlement amount of these liabilities as well as the priority of payment of these liabilities. Changes to any of the above assumptions may have a significant impact on the realization of cash for these assets in future periods.

SECURITIZATION STRUCTURE

The asset-backed certificates and notes have been issued by the private-label credit card securitization trust at either floating rates or at fixed rates. Amounts securitized by rate-type (at face value) are as follows:

Rate Type                                                  2002         2001
---------                                               ----------   ----------
Floating rates                                          $  237,000   $  512,000
Fixed rates                                              1,200,000    1,200,000
Zero coupon retained certificates                          418,179      488,428
                                                        ----------   ----------
Receivables securitized                                 $1,855,179   $2,200,428
                                                        ==========   ==========

In certain transactions the securitization trusts have entered into interest rate swap arrangements to convert floating rate certificates to fixed rate certificates. These derivative agreements have been entered into by the trusts which are third-party off-balance sheet entities and therefore are not reflected as part of the results of the Company. Changes to fair value of these off-balance sheet derivative transactions are not reflected in the Company's results.

Cash reserve accounts are maintained as necessary representing reserve funds used as credit enhancement for specific classes of investor certificates issued in certain securitization transactions. The discounted value of these funds is included in other assets and totaled $0 and $58,433 at December 28, 2002 and December 29, 2001, respectively.

Net pretax gains/(losses), including gains/(losses) on the sale of private-label credit card receivables and adjustments to fair value of the Company's retained interests in securitized private-label credit card receivables, were $(533,637), $(162,698) and $28,347 in fiscal 2002, 2001 and 2000, respectively, and have been included in finance revenue in the Consolidated Statements of Operations.

SENSITIVITY ANALYSIS

At December 28, 2002, key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions are as follows:

                                                          2002         2001
                                                        --------     --------
Fair value of retained interests                       $      --    $ 536,705
Weighted-average life (in months)                          28.00        18.00

LIQUIDATION RATE ASSUMPTIONS                                4.49%        6.10%
   Impact on fair value of 10% adverse change          $      --    $  (1,501)
   Impact on fair value of 20% adverse change          $      --    $  (2,818)

EXPECTED CHARGE-OFFS (ANNUAL RATE)                         28.91%       18.22%
   Impact on fair value of 10% adverse change          $      --    $ (15,399)
   Impact on fair value of 20% adverse change          $      --    $ (31,618)

RESIDUAL CASH FLOWS DISCOUNT RATE (ANNUAL RATE)            30.00%       15.00%
   Impact on fair value of 10% adverse change          $      --    $  (7,877)
   Impact on fair value of 20% adverse change          $      --    $ (15,619)

WEIGHTED AVERAGE INTEREST PAID TO INVESTORS                 2.09%        4.16%
   Impact on fair value of 10% adverse change          $      --    $  (6,918)
   Impact on fair value of 20% adverse change          $      --    $ (13,837)

The sensitivities included above for 2001 are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent and 20 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may lower liquidation rates and increase charge-offs), which might magnify or counteract the sensitivities.

CASH FLOWS FROM SECURITIZATIONS

Cash flows received from private-label securitization trusts during 2002 and 2001 were as follows:

                                                            2002       2001
                                                          --------   --------
Proceeds from new securitizations and gross proceeds
   from sale of certificates and notes                    $     --   $758,000
Proceeds from collections reinvested in previous credit
   card securitizations                                    847,808    891,782
Servicing fees received                                     40,078     40,965
Other cash flows received on retained interests           $ 84,312   $ 68,181
                                                          ========   ========

Other cash flows represents the total cash flows received from retained interests by the transferor other than servicing fees. Other cash flows include, for example, all cash flows from interest-only strips and cash above the minimum required level in cash collateral accounts.

CHARGE-OFFS:
Actual and projected charge-offs, including fraud (first payment defaults and fraudulently originated accounts) on private-label credit card receivables are as follows:

Year          Percent
-----------   -------
Projected:
2003           28.91%
Historical:
2002            19.3%
2001            18.0
2000            11.2

                                             December 28,   December 29,
                                                 2002           2001
                                             ------------   ------------
COMPOSITION OF RECEIVABLES SERVICED
Principal balances                            $1,868,325      2,226,940
Accrued finance charges and fees                  64,163         78,990
                                              ----------     ----------
Receivables serviced                          $1,932,488      2,305,930
                                              ----------     ----------
COMPOSITION OF RECEIVABLES HELD IN TRUSTS:
Receivables sold to investors                  1,437,000      1,712,000
Retained certificates                            418,179        488,428
Receivables owned and held in trusts              40,453         58,260
                                              ----------     ----------
Receivables held in trusts                     1,895,632      2,258,688
                                              ----------     ----------
Receivables held in portfolio                 $   36,856     $   47,242
                                              ==========     ==========

Net charge-offs (excluding fraud) for private-label credit card receivables serviced were $363,747, $345,376 and $170,559 for the fiscal years ended December 28, 2002, December 29, 2001 and December 30, 2000, respectively.

Delinquency amounts for private-label credit card receivables serviced as of December 28, 2002 and December 29, 2001 are as follows:

                                  2002       2001
                                --------   --------
Receivables >60 days past due   $295,052   $339,743

6. Accounting Principle Change

In fiscal 2000, after consideration of guidance issued by the Securities and Exchange Commission under Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," the Company changed its revenue recognition policy for a discount club membership program. Under the new accounting method, the Company defers recognition of membership fee revenue, offset with direct costs that are incremental to the membership sale, over the 12-month term of the membership. The Company recorded a non-cash charge of $4,076 (net of income tax benefit of $2,503) for the cumulative effect of the accounting change at the beginning of 2000.

7. Property and Equipment

Property and equipment consist of the following:

                                                             2002       2001
                                                          ---------   ---------
Land                                                      $  16,883   $  19,790
Buildings and improvements                                  163,309     157,933
Equipment, furniture and fixtures                           312,848     305,572
Leasehold improvements                                      167,425     175,582
                                                          ---------   ---------
                                                            660,465     658,877
Less accumulated depreciation and amortization             (362,917)   (333,764)
                                                          ---------   ---------
                                                            297,548     325,113
Construction in process                                       6,576      26,430
                                                          ---------   ---------
Property and equipment, net                               $ 304,124   $ 351,543
                                                          =========   =========

8. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

                                                              2002      2001
                                                            --------   --------
Trade payables                                              $131,775   $178,496
Gift certificates and
   other customer credits                                     58,024     60,085
Salaries, wages and employee benefits                         49,563     55,475
General taxes                                                 70,948     78,704
Allowance for future returns                                  27,994     30,491
Other liabilities                                             77,762     72,998
                                                            --------   --------
Total accounts payable and accrued liabilities              $416,066   $476,249
                                                            ========   ========

9. Debt

The following is a summary of the Company's debt:

                                                           2002        2001
                                                        ----------   ----------

Revolving credit agreement                              $  700,000   $  561,000
Otto (GmbH & Co KG) revolving credit agreement                  --       50,000
Otto (GmbH & Co KG) senior unsecured loan                   60,000           --
Otto-Spiegel Finance G.m.b.H. & Co. KG term
   loan agreements                                         100,000           --
Term loan agreements, 6.22% to 8.66%,
   due October 16, 2002 through July 31, 2007              392,857      392,857
Secured notes, 7.25% to 7.35%,
   due November 15, 2002 through November 15, 2005          48,000       48,000
                                                        ----------   ----------
   Total debt                                           $1,300,857   $1,051,857
                                                        ==========   ==========

For the reporting period December 28, 2002 and December 29, 2001, the Company was not in compliance with its financial covenants and certain other covenants contained in its debt agreements and, accordingly, all of the Company's debt is currently due and payable.

As described in Note 3, in March 2003, FCNB notified the trustees of its asset backed securitization transactions that a Pay Out Event had occurred on each series. A principal source of liquidity for the Company had been its ability to securitize substantially all of the credit card receivables that it generated.

The Company was unable to secure alternative sources of financing from its existing lenders or other third parties to provide adequate liquidity to fund the Company's operations.

As a result, on March 17, 2003, Spiegel, Inc. and 19 of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. bankruptcy code in the United States Bankruptcy Court for the Southern District of New York. In addition, on March 17, 2003, the Court gave interim approval for $150 million of a $400 million senior secured debtor-in-possession financing facility (the "DIP Facility") from Bank of America, N.A., Fleet Retail Finance, Inc., and The CIT Group/Business Credit, Inc. On April 30, 2003, the bankruptcy court granted final approval for the entire DIP facility. The DIP Facility is a revolving credit facility under which Spiegel, Inc., Eddie Bauer, Inc., Spiegel Catalog, Inc., Ultimate Outlet Inc. and Newport News, Inc. are the borrowers and, together with the other debtor-in-possession subsidiaries, are guarantors. The DIP Facility has super priority claim status in the Chapter 11 case and is secured by first priority liens on all of the debtors' assets subject to the following: valid and unavoidable pre-petition liens, certain other permitted liens applicable to certain assets, the fees and expenses of any examiner appointed by the court in connection with the SEC Judgment and up to $7 million for professional and administrative fees.

Of the DIP Facility, $50 million constitutes a Consumer Credit Card Accounts Facility (the "CCCAF"), which permits the Company to finance consumer receivables generated under credit cards issued directly by the Company's merchant companies. Under the terms of the DIP Facility, the CCCAF will terminate on the earlier of its termination by the Company or 120 days after the final order approving the Facility (August 28, 2003), at which time the amount available under the DIP Facility will reduce to $350 million. On May 12, 2003, the CCCAF was terminated by the Company.

Advances under the DIP Facility may not exceed a borrowing base equal to various percentages of the Company's eligible accounts receivable, eligible inventory and eligible real estate, less specified reserves.

Borrowings under the DIP Facility bear interest, at the option of the borrower, at prime plus 1.00% or at LIBOR plus 3.00%. As of March 31, 2003, there were no borrowings drawn under the DIP Facility. The Company is obligated to pay an unused commitment fee of 0.5% per annum on the unused amount of the maximum committed amount. The DIP Facility is scheduled to terminate on March 17, 2005.

The DIP Facility contains customary covenants, including certain reporting requirements and covenants that restrict the ability of the Company and its subsidiaries to incur or create liens, incur indebtedness and guarantees, make dividend payments and investments, sell or dispose of assets, change the nature of its business, enter into affiliated transactions and engage in mergers or consolidations. An event of default would occur under the DIP Facility if the Company or its subsidiaries failed to comply with these covenants, in some cases, after the expiration of a grace period. Upon the occurrence of an event of default, borrowings under the DIP Facility would, upon demand of the Agent bank, become due and payable.

Under the Bankruptcy Code, actions to collect pre-petition indebtedness, as well as most other pending litigation, are stayed and other contractual obligations against the debtors in the bankruptcy case generally may not be enforced. Absent an order of the bankruptcy court, substantially all of the prepetition liabilities are subject to settlement under a plan of reorganization to be voted upon by creditors and equity holders and approved by the bankruptcy court. As a result, the Company will defer payments of principal and interest on pre-petition debt until a plan of reorganization has been approved by the bankruptcy court. The ultimate recovery to creditors and equity holders, if any, will not be determined until confirmation of a plan or plans of reorganization. No assurances can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of the constituencies.

In future periods, the Company will be required to classify all unsecured debt under the caption "Liabilities Subject to Compromise" in the consolidated balance sheet in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." In addition, interest payments on the unsecured debt will be deferred pending settlement under a confirmed plan of reorganization.

Prior to the Chapter 11 filing, the Company's credit facilities for 2001 and 2002 were as described below.

The Company had a $750,000 revolving credit agreement with a group of banks. The commitment was comprised of two components, including a $600,000 long-term agreement maturing in July 2003 and a $150,000 364-day agreement that matured in June 2002. Borrowings under the Company's $600,000 long-term revolving credit agreement were $600,000 at December 28 2002. Borrowings under the Company's $150,000 364-day revolving credit agreement were $100,000 at December 28, 2002. However, the revolving credit agreement provides for restrictions on the availability of additional financing if a "material adverse change" in the Company's business has occurred. In February 2002, the Company determined, with its lending institutions, that a material adverse change had occurred due to the operating performance experienced in the fourth quarter of fiscal 2001 and due to the estimated loss recorded on the sale of the bankcard segment. Accordingly, on February 18, 2002 the borrowing capacity under the revolving credit facility was capped at $700,000, which represented the Company's borrowings outstanding on that date.

The Company also had term loans with certain banks totaling approximately $441 million as of December 28, 2002. These loans had various maturity dates through July 2007. In addition, two of the loans, totaling $48 million, were secured by certain assets of the Company.

The Company's revolving and non-affiliate loan agreements provided for restrictive covenants, including restrictions on the payment of dividends. Financial covenants contained in these agreements established minimum levels of tangible net worth and required the maintenance of certain ratios, including fixed charge coverage ("Coverage"), total debt to equity ("Leverage"), and adjusted debt to earnings before interest, taxes, depreciation and amortization, and rents ("Debt to EBITDAR"). Additionally, these debt agreements contained cross default provisions. For the reporting period December 28, 2002, the Company was in violation of its financial covenants and certain of its other covenants. Accordingly, the financial statements reflect the Company's debt obligations under "current portion of long-term debt."

In September 2001, the Company entered into a revolving credit agreement with Otto (GmbH & Co KG). The initial availability under this credit agreement was $75,000. The credit agreement bears interest at a variable rate based on LIBOR plus a margin, comparable to the Company's other revolving credit agreements. The initial agreement extended through December 15, 2001. In November 2001, this revolving credit agreement with Otto was increased from $75,000 to $100,000 and the maturity date was extended from December 15, 2001 to June 15, 2002. At December 29, 2001, borrowings under this agreement totaled $50,000. As of February 2002, the balance outstanding under the revolving credit agreement with Otto was $100,000. This obligation was extinguished with the proceeds of new term loans in the aggregate amount of $100,000 from Otto-Spiegel Finance G.m.b.H. & Co. KG, a related party. These term loans had a maturity date of December 31, 2002, bear interest at a rate of 4% per annum and may be subordinate to borrowings under any new credit facility. At December 28, 2002, related party borrowings consisted of the $100,000 term loans and an additional $60,000 senior unsecured loan from Otto (GmbH & Co KG) , which bears interest at a rate of LIBOR plus a margin. Interest expense attributable to the borrowings from Otto-Spiegel Finance G.m.b.H. & Co. KG and Otto (GmbH & Co KG) in fiscal 2002, 2001 and 2000 was $6,844, $440 and $0, respectively. In February 2003, the $60,000 senior unsecured loan from Otto (GmbH & Co KG) was assigned to Otto-Spiegel Finance G.m.b.H & Co KG. As of March 2003, the related party borrowings outstanding consisted of the $100,000 term loans and $60,000 senior unsecured loan from Otto-Spiegel Finance G.m.b.H. & Co. KG.

The Company's revolving credit agreement includes fees, which are variable and based on the total commitment of the revolving credit agreement. Commitment fees totaled $3,646, $2,548 and $1,295 in fiscal 2002, 2001 and 2000, respectively.
Borrowings under the revolving credit agreement, Otto (GmbH & Co KG) and Otto-Spiegel Finance G.m.b.H & Co. KG loan agreements were an average of $858,601 with a maximum of $974,357 during fiscal 2002. The effective combined revolver, Otto (GmbH & Co KG) and Otto-Spiegel Finance G.m.b.H. & Co KG annual interest rate was 4.02 percent in fiscal 2002, excluding the previously mentioned commitment fees.

The Company's debt indicates a mix of fixed and variable-rate debt to finance its operations. Prior to the Chapter 11 filing, variable-rate debt obligations exposed the Company to variability in interest payments due to changes in interest rates. To limit the variability of a portion of these interest payments, the Company has entered into receive-variable, pay-fixed interest rate swaps. Under these interest rate swaps, the Company receives variable interest rate payments and makes fixed interest rate payments; thereby creating fixed-rate debt. The variable-rate of interest received is based on the same terms, including interest rates, notional amounts and payment schedules, as the hedged interest payments on the variable-rate debt. These interest rate swaps are considered to be highly effective; therefore, changes in fair value are reflected in other comprehensive loss and are not recognized in earnings until the related interest payments are made. The fair value of the swap agreements is included in accounts payable and accrued liabilities in the Consolidated Balance Sheets.

At December 28, 2002, the Company had an interest rate swap agreement to hedge the underlying interest risks on a term loan agreement with Berliner Bank with effective and termination dates from March 1996 to December 2004. The notional amount of the interest rate swap agreement as of December 28, 2002 and December 29, 2001 was $30,000. The fair value of the swap agreement at December 28, 2002 and December 29, 2001 was $(3,351) and $(2,710), respectively, and was estimated by a financial institution and represents the estimated amount the Company would pay to terminate the agreement, taking into consideration current interest rates and risks of the transactions.

At December 28, 2002, the Company also had an interest rate swap agreement with Bank of America to hedge the underlying interest risks on a portion of the outstanding balance of the revolving credit agreement with an effective and termination date of July 2003. The notional amount of the interest rate swap agreement as of December 28, 2002 and December 29, 2001 was $35,000. The fair value of this swap agreement at December 28, 2002 and December 29, 2001 was $(3,582) and $(2,403), respectively and was estimated by a financial institution and represents the estimated amount the Company would pay to terminate the agreement, taking into consideration current interest rates and risks of the transactions.

As described above, on March 17, 2003, the Company filed for bankruptcy under Chapter 11 of the U.S. bankruptcy code. Accordingly, the fair value of swap agreements will be reflected as a liability subject to compromise as of March 2003.

The counterparties are expected to fully perform under the terms of the agreements, thereby mitigating the risk from these transactions. These interest rate swaps, in total, increased interest expense by $1,444, $945 and $715 in fiscal 2002, 2001 and 2000, respectively. The total net derivative losses included in accumulated other comprehensive loss as of December 28, 2002, was $6,933 and was reclassified into earnings in the first quarter of 2003 due to the Company's Chapter 11 bankruptcy filing.

The Company maintained a $150,000 letter of credit facility in addition to off balance sheet stand by letters of credit, which are used for the purchase of inventories. The total letter of credit facility commitments outstanding were approximately $6,000 and $83,500 at December 28, 2002 and December 29, 2001, respectively. However, the letter of credit facilities provide for restrictions on the availability of additional financing if a "material adverse change" in the Company's business has occurred. In February 2002, the Company determined, with our lending institutions, that a material adverse change had occurred due to the operating performance experienced in the fourth quarter of fiscal 2001 and due to the estimated loss recorded on the sale of the bankcard segment. Accordingly, on February 18, 2002 no additional letter of credit facilities were available to the Company. In March 2002, the Company entered into a Vendor Payment Services Agreement with Otto International Hong Kong (OIHK), a related party, in order to permit the Company to obtain inventory in Asia. The duration of the agreement is for one year, automatically continuing unless terminated by either party with three months' written notice. Under the terms of the agreement, the Company has open account terms with various vendors in certain countries in Asia. OIHK pays these vendors the purchase price for goods, less a fee, within seven days of the purchase order receipt. After the bankruptcy filing, the Company will prepay OIHK for 100% of the purchase order value for goods purchased by Spiegel, Newport News and Eddie Bauer. Prior to the bankruptcy filing, the Company had terms ranging from 21 to 60 days to remit cash to OIHK. OIHK has asserted that under the terms of the agreement, it has a lien over certain goods supplied to the Company. The Company and its creditors have reserved the right to contest the validity and amount of the OIHK liens in the Chapter 11 proceeding. While the Vendor Payment Services Agreement was in effect during 2002, a substantial amount, (approximately $285,000), of the Company's inventory purchases were obtained under the agreement.

The fair value of the Company's total debt, based upon the discounting of future cash flows using the Company's borrowing rate for loans of comparable maturity, was approximately $1,336,002 at December 28, 2002.

On November 13, 2001, the Company announced the discontinuance of its dividend payments to shareholders, effective December 30, 2001. The Company's debt agreements provided for restrictive covenants, including restrictions on the payment of dividends. Dividend payments totaled $21,106 in 2001. No dividends were paid in fiscal 2002.

10. Employee Benefit Plans

STOCK OPTION PLAN

The Spiegel, Inc. Salaried Employee Incentive Stock Option Plan, established in 1998 to replace an expiring plan, provides for the issuance of options to purchase up to 1,000,000 shares of Class A non-voting common stock to certain salaried employees. Under the plan, participants are granted options to purchase shares of the specified stock at the fair market value at the date of grant. The options vest at the rate of 20 percent per year and expire 10 years after issuance. At December 28, 2002, December 29, 2001 and December 30, 2000, options outstanding under the current plan were 285,100, 413,000 and 614,000 respectively. At December 28, 2002, December 29, 2001 and December 30, 2000, options outstanding under the expired plan were 133,000, 264,100 and 484,080, respectively. The Company also has a non-qualified stock option plan in place for certain former employees. Options are transferred from the qualified plan to the non-qualified plan 90 days after the date of separation. Options outstanding under the non-qualified plan were 237,500 at December 28, 2002. The following presentations of total options outstanding include all aforementioned stock option plans.

A summary of the changes in the options outstanding is as follows ("Amount" in 000's):

                                                                         Average
                                                     Shares     Amount    Price
                                                   ---------   -------   -------
Outstanding at January 1, 2000                     1,206,080   $ 9,563    $7.93
   Granted                                           241,000     1,056     4.38
   Exercised                                          (6,000)      (38)    6.35
   Canceled                                          (28,000)     (198)    7.07
                                                   ---------   -------   -------
Outstanding at December 30, 2000                   1,413,080   $10,383    $7.35
   Exercised                                         (89,900)     (564)    6.27
   Canceled                                         (408,580)   (3,690)    7.77
                                                   ---------   -------   -------
Outstanding at December 29, 2001                     914,600   $ 6,129    $6.70
   Canceled                                         (259,000)   (1,762)    6.80
                                                   ---------   -------   -------
Outstanding at December 28, 2002                     655,600   $ 4,367    $6.66
                                                   =========   =======   =======

Total stock options authorized but unissued at December 28, 2002 were 692,000.

The following table summarizes information about options outstanding and exercisable at December 28, 2002:

                                  OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                   -------------------------------------------------   ------------------------------
Range of                         Weighted Average
Exercise              Number         Remaining      Weighted Average      Number     Weighted-Average
Prices             Outstanding   Contractual Life    Exercise Price    Exercisable    Exercise Price
----------------   -----------   ----------------   ----------------   -----------   ----------------
$ 4.27 to $ 4.90     228,000        5.7 years             $4.44          124,500           $4.53
$ 6.00 to $ 6.90     227,900        4.7 years             $6.53          152,700           $6.49
$ 7.00 to $22.25     199,700        1.9 years             $9.35          196,100           $9.39
                     -------                              -----          -------
                     655,600        4.2 years             $6.66          473,300           $7.17
                     =======                              =====          =======

The Company accounts for the aforementioned stock option plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. Accordingly, no compensation expense has been recognized for the stock option activity. The following table illustrates the effect on net earnings (loss) and net earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The resulting compensation expense is amortized over the vesting period.

The Company did not grant any options in fiscal 2002 or 2001. The option grant fair values and assumptions used to determine such values in fiscal 2000 are as follows:

Options granted during         2000
---------------------------   ------
Weighted average fair value
   at grant date              $ 1.87
Assumptions:
   Risk free interest rate      5.88%
   Expected dividend yield      2.06%
   Expected volatility         60.49%
   Expected term (in years)        5

RETIREMENT PLANS

The Company's retirement plans consist of noncontributory defined benefit pension plans and contributory defined benefit post-retirement health care and life insurance plans. The Company also sponsors a noncontributory supplemental retirement program for certain executives and other defined contribution plans, including 401(k) plans, a profit sharing plan and thrift plans. In fiscal 2001, the Company recognized additional costs associated with an early retirement offered at one of the Company's subsidiaries, which is shown in the table below as special termination benefits. The cost of these programs and the balances of plan assets and obligations are shown below:

                                          Pension Benefits     Other Benefits
                                         -----------------   ------------------
                                           2002      2001      2002       2001
ASSETS AND OBLIGATIONS                   -------   -------   --------   -------
CHANGE IN BENEFIT OBLIGATION:
Beginning of year                        $54,540   $54,276   $  9,463   $ 9,340
Service cost                                  97        89        433       353
Interest cost                              3,886     3,992        754       676
Actuarial loss (gain)                      2,413     1,631      1,581      (573)
Benefits paid                             (5,370)   (5,448)      (949)     (559)
Special termination benefits                  --        --         --       226
Plan amendments/curtailment loss             198        --         --        --
                                         -------   -------   --------   -------
End of year                               55,764    54,540     11,282     9,463
                                         -------   -------   --------   -------
FAIR VALUE OF PLAN ASSETS:
Beginning of year                         54,389    61,346         --        --
Actual loss on plan assets                (2,396)   (1,884)        --        --
Employer contributions                        --       375        949       559
Benefits paid                             (5,370)   (5,448)      (949)     (559)
Special benefits                             (18)       --         --        --
                                         -------   -------   --------   -------
End of year                               46,605    54,389         --        --
                                         -------   -------   --------   -------
NET AMOUNT RECOGNIZED:
Funded status                             (9,160)     (151)   (11,282)   (9,463)
Unrecognized net actuarial loss           22,383    14,283      2,212       676
Unrecognized transition obligation
   and prior service cost                    364       477       (666)     (716)
                                         -------   -------   --------   -------
Prepaid (accrued) benefit cost           $13,587   $14,609   $ (9,736)  $(9,503)
                                         =======   =======   ========   =======

In accordance with SFAS No. 87, "Employers' Accounting for Pensions", the Company recognized a minimum pension liability approximating $9,000 in December 2002 to reflect the amount by which the pension plan's accumulated benefit obligation exceeded the fair value of the plan's assets. The excess of the minimum pension liability over the unrecognized transition obligation and prior service cost is recorded as a component of accumulated other comprehensive income. This resulted in an increase to accumulated other comprehensive loss of $22,267 and a reduction in the prepaid benefit cost of $13,587.

                                                      2002      2001      2000
EXPENSE                                             -------   -------   -------
PENSION:
Service cost                                        $    97   $    89   $   190
Interest cost                                         3,886     3,992     4,118
Expected return on plan assets                       (4,391)   (4,979)   (5,282)
Amortization of transition obligation                    --       212       212
Recognized net actuarial loss                           991        --        24
Amortization of prior service cost                       67        67        67
                                                    -------   -------   -------
Total pension (income) expense                          650      (619)     (671)
                                                    -------   -------   -------

HEALTH CARE AND LIFE INSURANCE:
Service cost                                            433       353       312
Interest cost                                           754       676       687
Recognized net actuarial loss                            45        54        71
Amortization of prior service cost                      (50)      (50)      (50)
Special termination benefits                             --       226        --
                                                    -------   -------   -------
Total health care and life insurance                  1,182     1,259     1,020
                                                    -------   -------   -------
Defined contribution plans                            3,638    15,399    27,437
                                                    -------   -------   -------
Total retirement plan expense                       $ 5,470   $16,039   $27,786
                                                    =======   =======   =======

ACTUARIAL ASSUMPTIONS

Expected return on plan assets                            9%        9%        9%
Health care trend rate                                   10%        6%        6%
Discount rate                                          6.75%     7.50%     7.75%

For measurement purposes, a 10 percent annual rate of increase in the per capita cost of covered health care benefits (i.e., health care cost trend rate) was assumed for fiscal 2002 and thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point increase in assumed health care cost trend rates would increase the accumulated post-retirement benefit obligation by $521 and the related expense by $101. A one-percentage-point decrease in assumed health care cost trend rates would decrease the accumulated post-retirement benefit obligation by $483 and related expense by $90.

11. Commitments and Contingencies

LITIGATION

On March 7, 2003, the SEC commenced a civil proceeding against the Company in federal court in Chicago alleging, among other things, that the Company's public disclosures violated Sections 10(b) and 13(a) of the Securities Exchange Act of 1934. Simultaneous with the filing of the SEC's complaint, the Company announced that it has entered into a consent and stipulation with the SEC resolving, in part, the claims asserted in the SEC action. Solely for purposes of resolving the SEC action, on March 7, 2003, the Company consented to the entry of a partial final judgment (the "SEC Judgment"), which was entered against the Company on March 18, 2003, and amended on March 27, 2003. Under the terms of the SEC Judgment, the Company agreed, among other things, to the entry of a permanent injunction enjoining any conduct in violation of Sections 10(b) and 13(a) of the Securities Exchange Act of 1934 and various rules and regulations promulgated thereunder. The Company also consented to the appointment of an independent examiner by the court to review its financial records since January 1, 2000, and to provide a report to the court and other parties within 120 days regarding any accounting irregularities. As part of the settlement, the Company neither admitted nor denied the allegations of the SEC's complaint. The SEC reserved its right to petition the court to require the Company to pay disgorgement, prejudgment interest and civil penalties, or to impose other equitable relief. The Company is cooperating fully with the ongoing SEC investigation.

As previously disclosed, the Company's outside auditors, KPMG LLP, advised the Company that they would not be able to complete the audit of the Company's 2002 financial statements until they have had an opportunity to review and consider the report of the independent examiner appointed under the terms of the SEC Judgment. See the Introductory Note on page 1 for further discussion.

As a result, the Company notified the SEC that it would not, as a practical matter, be able to file its 2002 Form 10-K and one or more Form 10-Qs that complied with the SEC's rules and regulations in a timely manner as required by the SEC Judgment. On March 31, 2003, the Company filed with the court a motion for clarification of the SEC Judgment in order to request limited relief from the obligation to file reports, subject to certain conditions. On April 10, 2003, the court entered an order on the Company's motion. The order provides that the Company and its officers, directors, employees and agents are not, and will not be in the future, in contempt of the SEC Judgment as a result of the Company's inability to timely file its 2002 Form 10-K and one or more Form 10-Qs provided that:

     . the Company files its 2002 Form 10-K and any past due Form 10-Q with the SEC as soon as possible and not later than 90 days after the filing of the independent examiner's report;
     . on or before May 15, 2003, the Company files under Item 5 of Form 8-K its financial statements (including the notes thereto) that would have been included in its 2002 Form 10-K, on an unaudited basis, and a management's discussion and analysis covering the unaudited financial statements;
     . the Company also files any quarterly financial statements that would have been included in a Form 10-Q and a management's discussion and analysis covering these financial statements;
     . until such time as the Company files its past due Form 10-K and any past due Form 10-Qs, the Company files reports with the Commission on Form 8-K for the following:
          . monthly sales reports, along with any accompanying press releases;
          . any monthly financial statements that are filed by the Company with the bankruptcy court; and
          . any material development concerning the Company, along with any accompanying press release.

On May 15, 2002, FCNB entered into an agreement with the OCC. The agreement calls for FCNB to comply with certain requirements and, among other things:

     . contains restrictions on transactions between the bank and its affiliates, and requires the bank to review all existing agreements with affiliated companies and make necessary and appropriate changes;
     . requires the bank to obtain an aggregate of $198,000 in guarantees, which guarantees have been provided through the Company's majority shareholder;
     .    restricts the bank's ability to accept, renew or rollover deposits;
     . requires the bank to maintain sufficient assets to meet daily liquidity requirements;
     .    establishes minimum capital levels for the bank;
     .    provides for increased oversight by and reporting to the OCC; and
     .    provides for the maintenance of certain asset growth restrictions.

On November 27, 2002, the OCC approved a disposition plan for the bank. Under the terms of this plan, if FCNB did not receive an acceptable offer to buy the bankcard portfolio in January 2003, it was required to implement plans to liquidate its bankcard portfolio. On February 14, 2003, the Company received a letter from the OCC requiring FCNB to immediately begin the process of liquidating the bankcard receivables portfolio and indicating the steps it must take to do so. The OCC letter required FCNB to, among other things:

     . notify the trustee for each series of the Company's bankcard receivable securitizations that FCNB will takes steps to resign as servicer;
     .    cease all credit card solicitations for its bankcards;
     . cease accepting new bankcard applications and offering credit line increases to any existing bankcard account; and
     . cease accepting new charges on existing bankcard accounts on or before April 1, 2003.

The Company has complied with the OCC requirements set forth in its letter of February 14, 2003. On March 7, 2003, FCNB discontinued charging privileges on all MasterCard and Visa bankcards issued by FCNB to its customers and has begun the liquidation process required by the OCC.

On March 14, 2003, the OCC commenced a cease and desist proceeding against FCNB and issued a temporary cease and desist order indicating, among other things, that FCNB should cease performing its duties as servicer of the bankcard and private-label receivables securitizations as soon as practicable.

In response to the temporary OCC order, MBIA Insurance Corporation, the insurer for two of the three private-label series of securitizations, filed an action in the United States District Court for the District of Oregon against FCNB for violation of the existing securitization agreements. On April 11, 2003, FCNB entered into a settlement agreement with MBIA. The terms of the settlement are consistent with the OCC consent order described below. The suit brought by MBIA is to be dismissed with prejudice, although an order to this effect has not yet been entered by the court. On April 15, 2003, FCNB executed a stipulation and consent to the issuance of a permanent consent order, accepted by the OCC, the terms of which are to supercede and terminate the temporary cease and desist order. The agreement entered into with the OCC on May 15, 2002 remains in effect, as does the disposition plan, although the disposition plan will be superceded by the liquidation plan described below, upon OCC approval. The terms of the consent order, dated April 15, 2003, require FCNB to:

     . cease performing its duties as servicer of the bankcard and private-label securitization trusts upon the appointment of a successor servicer for each trust no later than June 30, 2003;
     . perform the duties and responsibilities of servicer under the relevant servicing agreements until a successor servicer is appointed, in accordance with the terms of the consent order;
     . withhold, on a daily basis, its servicing fee, calculated in accordance with the terms of the consent order, from the funds it collects;
     . deposit its servicing fee in a segregated account designated for this purpose; and
     . submit, on a weekly basis, a written progress report from its board of directors to the OCC detailing the actions taken to comply with the terms of the consent order and the results of those actions.

FCNB has and will continue to deduct servicing fees in accordance with the consent order while it continues to act as servicer. In addition, the trustee of each securitization trust will need to appoint a successor servicer for the securitizations. A successor servicer for the private-label receivables portfolio servicing operations has been designated by MBIA, and is currently scheduled to assume servicing responsibilities on or about June 27, 2003. FCNB has been informed that The Bank of New York, as securitization trustee, is in the process of appointing a successor servicer for the bankcard receivables portfolio, who is expected to assume servicing responsibilities no later than June 30, 2003, unless The Bank of New York assumes the servicing itself. The Company cannot predict when or if new servicers will be appointed by June 30, 2003. The failure to appoint a new servicer or the disruption caused by the transition to a new servicer to be appointed in accordance with the terms of the consent order may cause the value of the securitized receivables and the related securities to decline substantially and may have a material adverse effect on the Company.

As required by the consent order, FCNB will submit a liquidation plan to the OCC, which, once accepted by the OCC, will supercede the previous disposition plan approved in November 2002. The terms of the plan require FCNB to cease its credit card servicing and all other operating activities on or before June 30, 2003 and to proceed to final liquidation of its assets and final satisfaction of its liabilities beginning in July 2003. Further, the liquidation plan provides for the appointment of a liquidating agent who will assume responsibility for carrying out the plan of liquidation.

In December 2002 and January 2003, four lawsuits were filed in the United States District Court for the Northern District of Illinois, Eastern Division, against the Company and certain current and former officers alleging violations of
Section 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The plaintiffs purport to represent shareholders who purchased the Company's common stock between April 24, 2001 and April 19, 2002. The Company believes these claims lack merit and intends to defend against them vigorously.

The Company is routinely involved in a number of other legal proceedings and claims, which cover a wide range of matters. In the opinion of management, these other legal matters are not expected to have any material adverse effect on the consolidated financial position or results of operations of the Company.

LEASE COMMITMENTS

The Company leases office facilities, distribution centers, retail store space and data processing equipment. Lease terms are generally 10 years and many contain renewal options. Many of the retail store leases provide for minimum annual rentals plus additional rentals based upon percentages of sales, which range from 3 to 10 percent. The Company also sublets certain leased office space to unrelated third parties. Rent expense consisted of the following:

                                          2002       2001       2000
                                        --------   --------   --------
Minimum rentals                         $137,786   $146,018   $148,955
Percentage rentals                           793        702        464
Less sublease income                      (4,657)    (4,735)    (4,757)
                                        --------   --------   --------
Net rental expense                      $133,922   $141,985   $144,662
                                        ========   ========   ========

Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 28, 2002 are as follows:

Fiscal Year                                                    Amount
-----------                                                   --------
2003                                                          $128,345
2004                                                           114,919
2005                                                           101,463
2006                                                            86,283
2007                                                            75,535
and thereafter                                                 207,410
                                                              --------
Total minimum lease payments                                   713,955
Less minimum sublease income                                   (28,101)
                                                              --------
Net minimum lease payments                                    $685,854
                                                              ========

In May 2002, Spiegel Holdings, Inc. ("SHI"), the Company's majority owner, provided, as required by the OCC, among other things, a $120 million deposit, of which approximately $30 million is outstanding, to secure payments of certificates of deposit and secured credit card deposits and a $78 million letter of credit facility to FCNB to secure payment of amounts that could become due against FCNB in the event of the occurrence of certain contingencies. The Company provided an indemnification to SHI on the facility in case the facility was utilized by FCNB. In March 2003, FCNB borrowed $14,823 on the facility and, as a result, SHI issued a demand of payment notice to the Company. This demand note will represent a "liability subject to compromise" in the Company's Chapter 11 proceedings.

At December 28, 2002, the Company had outstanding standby letters of credit with vendors totaling $6 million.

At December 28, 2002, the Company had outstanding a surety bond in the amount of approximately $10 million. This surety bond provides a guaranty for payment of any rent differential if the Company does not meet its performance obligations under an existing lease agreement.

12. Income Taxes

Earnings (loss) from continuing operations before income taxes, cumulative effect of accounting change and minority interest is composed of the following:

                                                 2002        2001       2000
                                              ---------   ---------   --------
Domestic                                      $(724,136)  $(282,536)  $110,807
Foreign                                           3,414      (2,133)       996
                                              ---------   ---------   --------
Total                                         $(720,722)  $(284,669)  $111,803
                                              =========   =========   ========

The components of income tax expense (benefit) for continuing operations are as follows:

                                                     2002      2001      2000
                                                   -------   --------   -------
CURRENT:
   Federal                                         $(1,474)  $(39,921)  $26,592
   State                                               490     (2,978)   (2,347)
   Foreign                                             984       (640)      347
                                                   -------   --------   -------
Total current                                           --    (43,539)   24,592
                                                   -------   --------   -------
DEFERRED:
   Federal                                             423    (50,884)   13,966
   State                                              (997)      (383)     (141)
   Foreign                                             574       (295)     (130)
                                                   -------   --------   -------
Total deferred                                          --    (51,562)   13,695
                                                   -------   --------   -------
                                                   $    --   $(95,101)  $38,287
                                                   =======   ========   =======

The differences between the income tax expense (benefit) related to continuing operations computed at the statutory rate and the amounts shown in the consolidated statements of operations are as follows:

                                                 2002                     2001                   2000
                                   Amount      Percent      Amount      Percent     Amount      Percent
                                   -------     -------     --------     -------     -------     -------
Statutory rate                   $(252,253)      (35.0)%    (99,634)      (35.0)%   $39,131        35.0%
State income tax (net of
   federal income tax benefit)      (8,691)       (1.2)      (5,571)       (1.9)     (1,584)       (1.4)
Amortization of nondeductible
   goodwill and other items            0.1       (36.4)       1,364          .4       1,489         1.3
Change in valuation allowance      262,502          --        8,840         3.1          --          --
Tax adjustments                     (1,558)       (0.2)          --          --          --          --
Tax credits                             --          --         (100)        0.0        (749)       (0.7)
                                   -------        ----     --------       -----     -------        ----
Effective tax rate               $      --          --%    $(95,101)      (33.4)%   $38,287        34.2%
                                 =========      ======     ========      ======     =======       =====

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                         2002       2001
                                                       --------   --------
DEFERRED TAX ASSETS:
   Reserve for closing                                $  11,446   $     --
   Reserve for receivable writeoff                      197,309         --
   Allowance for doubtful accounts                        2,511      4,466
   Other receivables                                         --      3,664
   Allowance for the gross profit
      on estimated future returns                         9,156     11,442
   Reserve for separations                                2,594      1,262
   Accruals for compensated absences                      4,130      4,663
   Reserve for self insurance                             1,182      1,258
   Reserve for inventory losses                          10,259     18,522
   Post-retirement benefit obligation                     3,472      3,906
   Capitalized overhead in inventory                        445      1,544
   Net operating loss carryforwards                     169,127     78,843
   Other                                                  4,175      7,916
   Valuation allowance                                 (271,342)    (8,840)
                                                      ---------   --------
                                                        144,464    128,646
                                                      ---------   --------

DEFERRED TAX LIABILITIES:
   Deferred revenue                                     108,613     78,532
   Property and equipment                                25,006     31,978
   Prepaid and deferred expenses                          2,637      9,319
   Deferred rent obligations                              6,647      5,695
   Earned but unbilled finance charges                    1,561      3,122
                                                       --------   --------
                                                        144,464    128,646
                                                       --------   --------
Net deferred tax asset (liability)                     $     --   $     --
                                                       ========   ========

The Company did not record any tax provisions in 2002. The gross balance of net operating loss carry forwards for continuing and discontinued operations totaled $597,696 and has expiration dates beginning in 2017 and ending in 2022. The Company's consolidated net deferred tax position, with inclusion of deferred taxes reflected as part of discontinued operations, totals $0. The change in the Company's valuation allowance for continuing operations in 2002 and 2001 was $262,502 and $8,840.

13. Stockholders' Equity

In April 2000, the Company resumed quarterly dividend payments of $0.04 per share. On November 13, 2001, the Company announced the discontinuance of its dividend payments to shareholders' effective December 30, 2001. The Company's debt agreements provide for restrictive covenants, including restrictions on the payment of dividends. No dividend payments were made in 2002.

14. Related Party Transactions

Otto (GmbH & Co KG), a privately-held German partnership, acquired the Company in 1982. In April 1984, Otto transferred its interest in the Company to its partners and designees. Otto and the Company have entered into certain agreements seeking to benefit both parties by providing for the sharing of expertise. The following is a summary of such agreements and certain other transactions:

In May 2002, Spiegel Holdings, Inc. ("SHI"), the Company's majority owner, provided, as required by the OCC, among other things, a $120 million deposit to secure payments of certificates of deposit and secured credit card deposits and a $78 million letter of credit facility to FCNB to secure payment of amounts that could become due against FCNB in the event of the occurrence of certain contingencies. The Company provided an indemnification to SHI on the facility in case the facility was utilized by FCNB. In March 2003, FCNB borrowed $14,823 on the facility and, as a result, SHI issued a demand of payment notice to the Company. This demand note will represent a "liability subject to compromise" in the Company's Chapter 11 proceedings.

The Company utilizes the services of Otto International (GmbH) as a buying agent for the Company in Hong Kong, Taiwan, Korea, India, Italy, Indonesia, Singapore, Thailand, Poland, Brazil and Turkey. Otto International (GmbH) is a wholly owned subsidiary of Otto. Buying agents locate suppliers, inspect goods to maintain quality control, arrange for appropriate documentation and, in general, expedite the process of procuring merchandise in these areas. Under the terms of its arrangements, the Company paid $6,370, $6,989 and $6,786 in fiscal 2002, 2001 and 2000, respectively. The arrangements are indefinite in term but may generally be canceled by either party upon one year written notice.

In March 2002, the Company entered into a Vendor Payment Services Agreement with Otto International Hong Kong (OIHK), a related party, in order to permit the Company to obtain inventory in Asia. The duration of the agreement is for one year, automatically continuing unless terminated by either party with three months' written notice. Under the terms of the agreement, the Company has open account terms with various vendors in certain countries in Asia. OIHK pays these vendors the purchase price for goods, less a fee, within seven days of the purchase order receipt. After the bankruptcy filing, the Company will prepay OIHK for 100% of the purchase order value for goods purchased by Spiegel, Newport News and Eddie Bauer. Prior to the Bankruptcy filing, the Company had terms ranging from 21 to 60 days to remit cash to OIHK. OIHK has asserted that under the terms of the agreement, it has a lien over certain goods supplied to the Company. The Company and its creditors have reserved the right to contest the validity and amount of the OIHK liens in the Chapter 11 proceeding. While the Vendor Payment Services Agreement was in effect during 2002, a substantial amount, (approximately $285,000), of the Company's inventory purchases were obtained under the agreement.

In September 2001, the Company entered into a revolving credit agreement with Otto (GmbH & Co KG), a related party. The initial availability under this credit agreement was $75,000. The credit agreement bears interest at a variable rate based on LIBOR plus a margin, comparable to the Company's other revolving credit agreements. The initial agreement extended through December 15, 2001. In November 2001, this revolving credit agreement with Otto (GmbH & Co KG) was increased from $75,000 to $100,000 and the maturity date was extended from December 15, 2001 to June 15, 2002. At December 29, 2001, borrowings under this agreement totaled $50,000. As of February 2002, the balance outstanding under the revolving credit agreement with Otto (GmbH & Co KG) was $100,000. This obligation was extinguished with the proceeds of new term loans in the aggregate amount of $100,000 from Otto-Spiegel Finance G.m.b.H. & Co. KG, a related party. These term loans had a maturity date of December 31, 2002, bear interest at a rate of 4% per annum and may be subordinate to borrowings under any new credit facility. At December 28, 2002, related party borrowings consisted of the $100,000 term loans and an additional $60,000 senior unsecured loan from Otto (GmbH & Co KG), which bears interest at a rate of LIBOR plus a margin. Interest expense attributable to the borrowings from Otto-Spiegel Finance G.m.b.H & Co. KG and Otto (GmbH & Co KG) in fiscal 2002, 2001, and 2000 were $6,844, $440 and $0, respectively. In February 2003, $60,000 senior unsecured loan from Otto (GmbH & Co KG) was assigned to Otto-Spiegel Finance G.m.b.H. & Co. KG.

As of March 2003, the related party borrowings outstanding consisted of the $100,000 term loans and the $60,000 senior unsecured loan from Otto-Spiegel Finance G.m.b.H. & Co. KG.

The Company has an agreement with Together, Ltd., a United Kingdom company, which gives the Company the exclusive right to market "Together!" merchandise through the direct sales channels and retail stores. Otto Versand owns Together, Ltd. Commission expenses were $2,064, $2,201 and $3,161 in fiscal 2002, 2001 and 2000, respectively. These expenses include certain production services, the cost of which would normally be borne by the Company, including design of the product, color separation, catalog copy and layout, identification of suggested manufacturing sources and test marketing information.

In 1993, the Company formed a joint venture with Otto-Sumisho, Inc. (a joint venture company of Otto and Sumitomo Corporation) and entered into license agreements to sell Eddie Bauer products through retail stores and direct sales channels in Japan. The Company believes that the terms of the arrangement are no less favorable to Eddie Bauer than would be the case in an arrangement with an unrelated third party. There were 37 stores open in Japan as of December

28, 2002. As of December 28, 2002, Eddie Bauer has contributed $9,290 to the project and in 1994, received a $2,500 licensing fee for the use of its name. Eddie Bauer received $3,355, $2,416 and $3,790 in royalty income on retail and direct sales during fiscal 2002, 2001 and 2000, respectively, which is included in other revenue in the Consolidated Statements of Operations. Eddie Bauer recorded income of $1,141 in fiscal 2002, and losses of $497 and $706 in fiscal 2001 and 2000, respectively, for its equity share of the joint venture, which is included in selling, general and administrative expense in the Consolidated Statements of Operations.

During 1995, Eddie Bauer formed a joint venture with Heinrich Heine GmbH and Sport-Scheck GmbH (both subsidiaries of Otto Versand) and entered into license agreements to sell Eddie Bauer products through retail stores and direct sales channels in Germany. The Company believes that the terms of the arrangement are no less favorable to Eddie Bauer than would be the case in an arrangement with an unrelated third party. There were 11 stores open in Germany as of December 28, 2002. As of December 28, 2002, Eddie Bauer has contributed $14,788 to the project and received $1,000 in licensing fees in 1995 for the use of its name. Eddie Bauer received $1,531, $1,249 and $1,249 in royalty income on retail and direct sales during fiscal 2002, 2001 and 2000, respectively, which is included in other revenue in the Consolidated Statements of Operations. Eddie Bauer recorded approximately $1,421, $1,211 and $1,641 of losses for its equity share of the joint venture during fiscal 2002, 2001 and 2000, respectively, which is included in selling, general and administrative expense in the Consolidated Statements of Operations. This estimated cost may be adjusted in future periods based upon the outcome of ongoing discussions with the joint venture partner.

During 1996, Eddie Bauer formed a joint venture with Grattan plc (a subsidiary of Otto Versand) and entered into license agreements to sell Eddie Bauer products through retail stores and catalogs in the United Kingdom. The Company believes that the terms of the arrangement were no less favorable to Eddie Bauer than would be the case in an arrangement with an unrelated third party. As of December 30, 2000, Eddie Bauer had contributed $4,585 to the project and had received a licensing fee of $667 in 1998 for the use of its name. In addition, Eddie Bauer received $116 in 2000 in royalty income on retail and catalog sales, which is included in other revenue in the Consolidated Statements of Operations. In October 1999, Eddie Bauer and Grattan plc agreed to terminate the Eddie Bauer UK operation. The closure was completed in the first quarter of 2000. Additionally, Eddie Bauer recorded a charge of $540 and $400 in fiscal 2002 and fiscal 2001, respectively for its share of additional costs incurred to discontinue the joint venture, primarily related to lease obligations. These costs are included in selling, general and administrative expense in the Consolidated Statements of Operations.

In 1993, Eddie Bauer entered into an agreement with Eddie Bauer International, Ltd. (EBI) (a subsidiary of Otto) whereby the latter acts as buying agent in Asia (EBI-Hong Kong) and in 1997 Eddie Bauer entered into an agreement with Eddie Bauer International (Americas), Inc. (EBI-Miami, a subsidiary of EBI). The buying agents contact suppliers, inspect goods and handle shipping documentation for Eddie Bauer. The Company believes that the terms of the arrangements are no less favorable to Eddie Bauer than would be the case in an arrangement with an unrelated third party. The Company paid $15,226, $17,981 and $19,535 to EBI-Hong Kong for these services in fiscal 2002, 2001 and 2000, respectively, which are included in selling, general and administrative expense in the Consolidated Statements of Operations. The Company paid EBI-Miami $3,494, $4,976 and $4,482 for these services in fiscal 2002, 2001 and 2000, respectively, which are included in selling, general and administrative expense in the Consolidated Statements of Operations.

Other revenue attributable to related party transactions included in the Consolidated Statements of Operations totaled $4,886, $3,665 and $5,155 for the fiscal years ended 2002, 2001 and 2000, respectively. Selling, general and administrative expenses attributable to related party transactions included in the Consolidated Statements of Operations totaled $27,974, $34,255 and $36,311 for the fiscal years ended 2002, 2001 and 2000, respectively.

The Company is included in the consolidated federal income tax return of SHI. Pursuant to a tax reimbursement agreement with SHI, the Company records provisions for income tax expense as if it were a separate taxpayer.

15. Segment Reporting

Historically, the operating results for the Company were reported for two segments: merchandising and bankcard. The merchandising segment included an aggregation of the Company's three merchant divisions and the private-label credit card operation. The bankcard segment included primarily the bankcard operations of First Consumers National Bank (FCNB), the Company's special-purpose bank, and Financial Services Acceptance Corporation (FSAC). In the fourth quarter of fiscal 2001, the Company formalized a plan to sell the bankcard segment. Accordingly, the accompanying Consolidated Financial Statements reflect the bankcard segment as a discontinued operation for all periods presented. See Note 3.

The remaining business segment is the merchandising segment, which includes the private-label credit card operation. The merchandising segment is reflected in the Company's Consolidated Financial Statements as continuing operations.

There are two principal product categories: apparel and home furnishings and other merchandise. The components of net sales by product category for the last three years were:

                                         2002   2001   2000
                                         ----   ----   ----
Apparel                                   81%    78%    78%
Home furnishings and other merchandise    19     22     22
                                         ---    ---    ---
                                         100%   100%   100%

16. Subsequent Events

In April 2003, the Company announced its intent to close all 21 of its Spiegel and Newport News outlet and clearance stores as part of its reorganization efforts. Following the approval of the bankruptcy court and the completion of the related store-closing inventory sales, the Company plans to close 12 Spiegel outlet stores, four Spiegel clearance stores and five Newport News outlet stores. The Company will consider reopening some of these stores in the future to support the inventory liquidation needs of both Spiegel Catalog and Newport News.

In late April 2003, the Company announced its intent to close 60 under-performing Eddie Bauer stores as a part of its ongoing reorganization process. The store-closing plan is subject to bankruptcy court approval. The Company will close these stores upon completion of the related store-closing inventory sales.

In April and May 2003, the Company took steps to streamline its operations which will result in headcount reductions in various divisions across the Company.

As part of its ongoing reorganization process, the Company will continue to evaluate its operations and organizational structure. As a result, the

Company may make additional reductions in its workforce and changes in its operations.

The reorganization process will result in additional liabilities for severance and closing costs, write-downs for certain impaired assets, and other costs associated with the reorganization process. The liabilities related to these reorganization plans will be recorded in the period that the liability has been incurred. In addition, the Company will perform an impairment analysis for certain assets affected by any planned reorganization activity in the period that the reorganization activity has been approved by management and the bankruptcy court.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                    ($000s omitted, except per share amounts)

GENERAL

The Spiegel Group is a leading international specialty retailer that offers merchandise through catalogs, e-commerce sites and retail stores under its merchant divisions Eddie Bauer, Spiegel and Newport News. Prior to March 2003, the Spiegel Group also offered credit services to qualified customers of its merchant divisions.

Historically, The Spiegel Group reported operating results for two segments: merchandising and bankcard. The merchandising segment included an aggregation of the three merchant divisions and the private-label credit card operation. The bankcard segment included primarily the bankcard operations of First Consumers National Bank (FCNB), the Company's special-purpose bank, and Financial Services Acceptance Corporation (FSAC). In the fourth quarter of fiscal 2001, the Company formalized a plan to sell the bankcard segment. Accordingly, the information included in this report reflects the bankcard segment as a discontinued operation for all periods presented.

     Chapter 11 Filing

In February 2002, the Company, together with the lending institutions under its $750 million revolving credit agreement, determined that a material adverse change had occurred due to the Company's operating performance in the fourth quarter of 2001 and the estimated loss recorded on the sale of the bankcard statement. Accordingly, on February 18, 2002, the borrowing capacity on the credit facility was capped at $700,000, which represented the borrowings outstanding on that date. Additionally, for the reporting period ended December 28, 2002, the Company was in default on the financial covenants and other covenants under its other non-affiliate loan agreements. See "Liquidity and Capital Resources" below for a description of these agreements and defaults.

In March 2003, FCNB notified the trustees of its asset backed securitization transactions that a Pay Out Event had occurred on all six series of the Company's asset backed securitizations. See "Cancellation of Credit Cards" below for a description of these events. A principal source of liquidity for the Company had been its ability to securitize substantially all of the credit card receivables that it generated. The Company was unable to secure alternative sources of financing from its existing lenders or other third parties to provide adequate liquidity to fund the Company's operations.

On March 17, 2003, Spiegel, Inc. and 19 of its direct and indirect subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the

Southern District of New York. The reorganization is being jointly administered under the caption "In re: Spiegel, Inc., et al., Case No. 03-11540 (CB)," referred to collectively as the Chapter 11 case. Spiegel and its Chapter 11 debtor subsidiaries are currently operating their business and managing their properties and assets as debtors-in-possession under the Bankruptcy Code. During the pendency of the Chapter 11 case, the Company and its Chapter 11 debtor subsidiaries will continue to operate its business in the ordinary course, however, the Company and its Chapter 11 debtor subsidiaries may not engage in transactions outside the ordinary course of their businesses without the approval of the bankruptcy court.

The following material subsidiaries were not included in the Chapter 11 case:
FCNB, First Consumers Credit Corporation (FCCC), FSAC and Spiegel Acceptance Corporation (SAC). As discussed below, FCNB began a formal liquidation in fiscal 2003 under the terms of a pre-existing disposition plan with the Office of the Comptroller of the Currency (the "OCC"). As a result, the assets and liabilities of FCNB, FCCC and FSAC are reflected as discontinued operations in the Company's financial statements. The assets of SAC consist primarily of credit card receivables approximating $50 million, which relate to the private-label credit card operation. The liabilities of SAC total approximately $4.6 million and represent primarily accounts payable and accrued payroll.

On March 17, 2003, the bankruptcy court gave interim approval for $150 million of a $400 million senior secured debtor-in-possession financing facility (the "DIP Facility") from Bank of America, N.A., Fleet Retail Finance, Inc., and The CIT Group/Business Credit, Inc. On April 30, 2003, the bankruptcy court granted final approval for the entire DIP Facility. The DIP Facility will be used to supplement the Company's existing cash flow during the reorganization process. A description of the DIP Facility appears below under "Liquidity and Capital Resources."

On March 17 and 18, 2003, the bankruptcy court approved other "first day" motions permitting the Company to, among other things:

     .    continue payments for associate wages, salaries and certain other benefits;
     . honor customer programs and other obligations, such as gift certificates, returns and exchanges;
     .    maintain its cash management system;
     .    pay pre-petition claims of a number of critical vendors;
     .    pay specified pre-petition customs duties and shipping charges;
     .    maintain pre-petition investment practices;
     . pay pre-petition obligations necessary to maintain current insurance coverage;
     .    pay specified non-property taxes;
     .    reject some of its executory contracts;
     . retain legal, financial and other professionals on an interim basis pending a final hearing; and
     . extend the time to file a schedule of assets and liabilities and statements of financial affairs.

The Company's consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) applicable to a going concern, which contemplate, among other things, realization of assets and payment of liabilities in the normal course of business. The financial statements do not provide for any of the consequences of the ongoing Chapter 11 case. The eventual outcome of the Chapter 11 case is not presently determinable. As a result, the consolidated financial statements do not give effect to any adjustments relating to the recoverability and classification of asset carrying amounts, the amount and classification of liabilities or the effects on existing stockholders' deficit that may occur as a result of the bankruptcy case. The consolidated financial statements also do not give effect to any adjustments relating to the substantial doubt about the Company's ability to continue as a going concern.

The Company's ability to continue as a going concern will depend upon, among other things, the ability of the Company and its Chapter 11 debtor subsidiaries to comply with the provisions of the DIP Facility and to generate cash from operations and obtain financing sufficient to satisfy its future obligations. These challenges are in addition to the operational and competitive challenges the Company's business faces in general. The Company cannot predict at this time the effect that the Chapter 11 case will have on its operations, particularly its net sales and its access to, and the cost of goods sold. See "Forward Looking Statements" for a discussion of these and other factors that pose risks to the Company's business. The Company has incurred, and will continue to incur, significant costs associated with the reorganization and cannot predict with certainty how these costs will impact its ability to continue as a going concern.

Pursuant to the "automatic stay" in effect during the pendency of the Chapter 11 case, actions to collect prepetition indebtedness, as well as most other pending litigation, are stayed against the Company and its Chapter 11 debtor subsidiaries. In addition, other prepetition claims against the Company and its Chapter 11 debtor subsidiaries generally may not be enforced during the Chapter 11 case. However, substantially all prepetition liabilities of the Company and its Chapter 11 debtor subsidiaries are, absent a separate order of the bankruptcy court, subject to compromise and settlement under a confirmed plan of reorganization. As a result, the Company and its Chapter 11 debtor subsidiaries will defer payments of principal and interest on prepetition debt and will compromise such amounts pursuant to a confirmed plan of reorganization.

Under the Bankruptcy Code and applicable rules of bankruptcy procedure, the Company and its Chapter 11 debtor subsidiaries must file schedules of its assets and liabilities and statements of its financial affairs with the bankruptcy court, setting forth, among other things, the assets and liabilities of the Company as shown by their books and records, subject to the assumptions contained in certain notes filed in connection therewith. All of the schedules are subject to further amendment or modification and may differ materially from the Company's consolidated financial statements. The Company and its Chapter 11 debtor subsidiaries currently have until May 18, 2003 to file with the bankruptcy court such schedules of assets and liabilities and statements of financial affairs. Differences between amounts scheduled by the Company and claims made by creditors will be investigated and resolved in connection with the Chapter 11 claims resolution process, and may be significant. That process will not commence until after the bankruptcy court establishes a deadline by which creditors must file prepetition claims against the Company and its Chapter 11 debtor subsidiaries and, in light of the number of creditors of the Company, may take considerable time to complete. Accordingly, the ultimate number and amount of allowed claims is not presently known nor is the ultimate distribution with respect to allowed claims presently ascertainable. The Company would expect therefore to incur additional liabilities, which will be subject to compromise pursuant to a confirmed plan of reorganization, from the determination of the bankruptcy court (or agreement of parties in interest) of allowed claims for items that the Company and its Chapter 11 debtor subsidiaries may claim as contingent or disputed. The final plan of reorganization will ultimately determine the distributions to holders of allowed claims. In addition, the formation of a plan of reorganization is likely to cause other potential adjustments to asset values or accrual of liabilities, for example, as a result of potential asset sales or liquidation of liabilities at amounts different than the carrying amounts presently reflected in the financial statements. Due to the uncertain nature of many of the potential claims against the Company and its Chapter 11 debtor subsidiaries, the Company is currently unable to project the magnitude of such claims with any degree of certainty. The consummation of a confirmed plan of reorganization could also materially alter the amounts reported in the Company's consolidated financial statements. At the present time, the Company cannot predict the ultimate effect that the consummation of a confirmed plan of reorganization may have on the Company's assets and liabilities nor can it predict the various adjustments that may occur to the Company's assets or liabilities during the reorganization process in general. However, the Company believes that the future reorganization activities will have a material impact on the assets and liabilities of the Company. Furthermore, the Company has incurred, and will continue to incur, significant costs associated with the reorganization. See Note 7.

In addition, under the Bankruptcy Code, the Company and its Chapter 11 debtor subsidiaries must, subject to bankruptcy court approval and satisfaction of other requirements, assume or reject executory contracts and unexpired leases to which they are party, including their retail store leases. Under the Bankruptcy Code, a debtor has sixty days after it files its Chapter 11 case to assume or reject unexpired leases of nonresidential real property. On May 14, 2003, the bankruptcy court granted an interim extension of this time and will consider the Company's motion for an extension until January 31, 2004, for the Company to assume or reject its unexpired leases of nonresidential real property with certain limited exceptions, on May 20, 2003. There is no deadline by which the Company must assume or reject other unexpired leases or executory contracts. In the event that the Company or one of its Chapter 11 debtor subsidiaries reject an executory contract or unexpired lease, affected parties may file claims against the applicable counterparty in respect of amounts owing, subject to certain caps and other limitations under applicable sections of the Bankruptcy Code. On the other hand, if the Company or one of its Chapter 11 debtor subsidiaries assumes an executory contract or unexpired lease, the Company is generally required to cure all prior defaults, including all prepetition liabilities, which may be significant. As a result, during the Chapter 11 case, the Company expects to record adjustments to its liabilities. Specifically, the Company would expect to incur additional liabilities, which will be subject to compromise pursuant to a confirmed plan of reorganization, as a result of rejecting executory contracts and/or unexpired leases. Conversely, the Company's assumption of executory contracts and/or unexpired leases will convert liabilities subject to compromise under a confirmed plan of reorganization into postpetition liabilities that are not subject to compromise.

In order to emerge from Chapter 11, the bankruptcy court must confirm a plan of reorganization and the Company and its Chapter 11 debtor subsidiaries must consummate such plan. Although the Company and its Chapter 11 debtor subsidiaries expect to file a plan or plans of reorganization providing for emergence from Chapter 11, they cannot assure investors that any plan of reorganization will be proposed, confirmed or ultimately consummated. The Company and its Chapter 11 debtor subsidiaries initially have the exclusive right to file a plan of reorganization for 120 days after filing the Chapter 11 case. However, the bankruptcy court may, upon request, extend this period. If the Company and its Chapter 11 debtor subsidiaries fail to file a plan of reorganization during this time, or if the plan is not approved by creditors and/or equity holders, any party-in-interest may subsequently file its own plan of reorganization.

The United States Trustee has appointed an official committee of unsecured creditors. The creditors' committee and its legal representatives often take positions on matters that come before the bankruptcy court. As a result, it is the most likely entity with which the Company will negotiate the terms of a plan of reorganization. The creditors' committee may not support the Company's positions in the bankruptcy case or the plan of reorganization. Furthermore, disagreements between the Company and the creditors' committee could protract the bankruptcy case, negatively impact the ability of the Company to operate during Chapter 11 case and delay their emergence from Chapter 11.

In order for a plan of reorganization to be confirmed under the Bankruptcy Code, among other things, the requisite number of creditors and/or equity holders entitled to vote must approve the plan. However, under certain circumstances set forth in the Bankruptcy Code, a bankruptcy court may confirm a plan of reorganization notwithstanding its rejection by an impaired class of creditors or equity holders. In addition, under the priority scheme set forth in the Bankruptcy Code, certain postpetition liabilities and prepetition liabilities will need to be satisfied before equity holders are entitled to receive any distributions. The Company cannot predict what values, if any, will be ascribed to any of the constituencies in the Chapter 11 case. Accordingly, holders of Spiegel common stock could receive no distribution in respect of their equity interest and their interests could be cancelled, under a confirmed plan of reorganization. Holders of Spiegel common stock should therefore assume that they could receive little or no value as part of a plan of reorganization. In light of the foregoing, the Company considers the value of its common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in its common stock or in any claims related to pre-petition liabilities and/or other securities issued by the Company.

Notwithstanding the Company's plan to file a plan of reorganization, it is not possible to predict the effect of the Chapter 11 case on the Company's business, various creditors and equity holders or when the Company will be able to exit Chapter 11. The Company's future results are dependent upon the Company confirming and consummating, on a timely basis, a plan of reorganization.

     Cancellation of Credit Cards

Liquidation of FCNB. On May 15, 2002, FCNB entered into an agreement with the OCC. The agreement calls for FCNB to comply with certain requirements and, among other things:

     . contains restrictions on transactions between the bank and its affiliates, and requires the bank to review all existing agreements with affiliated companies and make necessary and appropriate changes;
     . requires the bank to obtain an aggregate of $198,000 in guarantees, which guarantees have been provided through the Company's majority shareholder;
     .    restricts the bank's ability to accept, renew or rollover deposits;
     . requires the bank to maintain sufficient assets to meet daily liquidity requirements;
     .    establishes minimum capital levels for the bank;
     .    provides for increased oversight by and reporting to the OCC; and
     .    provides for the maintenance of certain asset growth restrictions.

On November 27, 2002, the OCC approved a disposition plan for the bank. Under the terms of this plan, if FCNB did not receive an acceptable offer to buy the bankcard portfolio in January 2003, it was required to implement plans to liquidate its bankcard portfolio. On February 14, 2003, the Company received a letter from the OCC requiring FCNB to immediately begin the process of liquidating the bankcard receivables portfolio and indicating the steps it must take to do so. The OCC letter required FCNB to, among other things:

     . notify the trustee for each series of the Company's bankcard receivable securitizations that FCNB will takes steps to resign as servicer;
     .    cease all credit card solicitations for its bankcards;
     . cease accepting new bankcard and credit lines applications and offering credit line increases to any existing bankcard account; and
     . cease accepting new charges on existing bankcard accounts on or before April 1, 2003.

The Company has complied with the OCC requirements set forth in its letter of February 14, 2003. On March 7, 2003, FCNB discontinued charging privileges on all MasterCard and Visa bankcards issued by FCNB to its customers and has begun the liquidation process required by the OCC.

On March 14, 2003, the OCC commenced a cease and desist proceeding against FCNB and issued a temporary cease and desist order indicating, among other things, that FCNB should cease performing its duties as servicer of the bankcard and private-label receivables securitizations as soon as practicable.

In response to the temporary OCC order, MBIA Insurance Corporation, the insurer for two of the three private-label series of securitizations, filed an action in the United States District Court for the District of Oregon against FCNB for violation of the existing securitization agreements. On April 11, 2003, FCNB entered into a settlement agreement with MBIA. The terms of the settlement are consistent with the OCC consent order described below. The suit brought by MBIA is to be dismissed with prejudice, although an order to this effect has not yet been entered by the court. On April 15, 2003, FCNB executed a stipulation and consent to the issuance of a permanent consent order, accepted by the OCC, the terms of which are to supercede and terminate the temporary cease and desist order. The agreement entered into with the OCC on May 15, 2002 remains in effect, as does the disposition plan, although the disposition plan will be superceded by the liquidation plan described below, upon OCC approval. The terms of the consent order, dated April 15, 2003, require FCNB to:

     . cease performing its duties as servicer of the bankcard and private-label securitization trusts upon the appointment of a successor servicer for each trust no later than June 30, 2003;
     . perform the duties and responsibilities of servicer under the relevant servicing agreements until a successor servicer is appointed, in accordance with the terms of the consent order;
     . withhold, on a daily basis, its servicing fee, calculated in accordance with the terms of the consent order, from the funds it collects;
     . deposit its servicing fee in a segregated account designated for this purpose; and
     . submit, on a weekly basis, a written progress report from its board of directors to the OCC detailing the actions taken to comply with the terms of the consent order and the results of those actions.

FCNB has and will continue to deduct servicing fees in accordance with the consent order while it continues to act as servicer. In addition, the trustee of each securitization trust will need to appoint a successor servicer for the securitizations. A successor servicer for the private-label receivables portfolio servicing operations has been designated by MBIA, and is currently scheduled to assume servicing responsibilities on or about June 27, 2003. FCNB has been informed that The Bank of New York, as securitization trustee, is in the process of appointing a successor servicer for the bankcard receivables portfolio, who is expected to assume servicing responsibilities no later than June 30, 2003, unless The Bank of New York assumes the servicing itself. The Company cannot predict when or if new servicers will be appointed by June 30, 2003. The failure to appoint a new servicer or the disruption caused by the transition to a new servicer to be appointed in accordance with the terms of the consent order may cause the value of the securitized receivables and the related securities to decline substantially and may have a material adverse effect on the Company.

As required by the consent order, FCNB will submit a liquidation plan to the OCC, which, once accepted by the OCC, will supercede the previous disposition plan approved in November 2002. The terms of the plan require FCNB to cease its credit card servicing and all other operating activities on or before June 30, 2003 and to proceed to final liquidation of its assets and final satisfaction of its liabilities beginning in July 2003. Further, the liquidation plan provides for the appointment of a liquidating agent who will assume responsibility for carrying out the plan of liquidation.

Pay-out Events. FCNB, in addition to its own bankcard operations, has issued substantially all of the Company's private-label credit cards and continues to service the related receivables, including securitized receivables. In March 2003, FCNB notified the trustees for all six of its asset backed securitization transactions that a Pay Out Event, or an early amortization event, had occurred on each series.

Pay Out Events on the First Consumers Master Trust Series 1999-A, the First Consumers Credit Card Master Note Trust Series 2001-A and the Spiegel Credit Card Master Note Trust Series 2000-A occurred because each of these series failed to meet certain minimum performance requirements for the reporting period ended February 28, 2003. This failure was due to the securitized receivables generating insufficient returns to meet the obligation under the securitization documents (or the failure to meet what is commonly referred to as the excess spread test). The failure to meet the excess spread test resulted from significant declines in the performance and credit quality of the securitized receivables due to higher charge-off rates and lower net sales.

The Pay Out Events on the two First Consumers series caused, through cross-default provisions, a Pay Out Event on the First Consumers Credit Card Master Note Trust Series 2001-VFN. The Pay Out Event on the Spiegel 2000-A Series caused, through cross-default provisions, a Pay Out Event on the Spiegel Credit Card Master Note Trust Series 2001-VFN. In addition, MBIA has also declared a Pay Out Event on the Spiegel 2001-A Series. See "Results of Operations--Finance Revenue" for a discussion of the effect on our financial statements of these Pay Out Events.

Cancellation of Private Label Cards. As a result of these Pay Out Events, substantially all monthly excess cash flow from securitized receivables remaining after the payment of debt service and other expenses is diverted to repay principal to investors on an accelerated basis, rather than to pay the cash to the Company upon deposit of new receivables. On March 11, 2003, the Company's merchant companies ceased honoring the private-label credit cards issued to their customers by FCNB in response to these events. On March 17,

2003, the Company and its Chapter 11 debtor subsidiaries filed a motion with the bankruptcy court to reject their private-label credit card agreements with FCNB. This motion was approved by the bankruptcy court on March 18, 2003.

The merchant companies have issued a limited number of private-label credit cards directly rather than through FCNB, which are currently serviced by FCNB. As a result of the impending liquidation of FCNB, the Company has determined to cease issuing new private-label credit cards, although it presently plans to honor existing cards at its merchant companies, at least for the immediate future. In light of its new agreement with Alliance Data Systems, described below, the Company is determining whether it will honor its in-house private label credit cards over the longer term and, if so, how it will service and finance them.

On April 28, 2003, the Company announced that it had reached an agreement with Alliance Data Systems, the terms of which were subsequently approved by the bankruptcy court, to establish a new private-label credit card program for its merchant companies. Implementation of the new credit card program by Alliance Data is to include establishing credit criteria for acquisition, issuing and activating new cards, extending credit to new cardholders, authorizing purchases made with the new cards, customer care and billing and remittance services. The new Alliance Data credit card program will be separate from and have no relation to the Company's existing or prior credit card programs.

The Company will be charged a customary discount fee on all credit and transactions. In addition, under the terms of the agreement, payments to the Company for customer purchases made with their Alliance Data-issued cards will be subject to a 20% "holdback" fee. Initially, the holdback will be equal to 20% of the principal portion of the receivable balance financed by Alliance Data at each month end. Alliance Data may draw against the holdback for reimbursement of a portion of its write-offs in connection with customers' failure to pay their credit card accounts under certain circumstances. Upon the Company's emergence from Chapter 11, the holdback will be reduced to 10%, and thereafter would be eliminated upon the Company's satisfaction of certain financial criteria.

     SEC Investigation and Appointment of an Independent Examiner

On March 7, 2003, the SEC commenced a civil proceeding against the Company in federal court in Chicago alleging, among other things, that the Company's public disclosures violated Sections 10(b) and 13(a) of the Securities Exchange Act of 1934, as amended. Simultaneous with the filing of the SEC's complaint, the Company announced that it had entered into a consent and stipulation with the SEC resolving, in part, the claims asserted in the SEC action. Solely for purposes of resolving the SEC action, on March 7, 2003, the Company consented to the entry of a partial final judgment, which was entered against the Company on March 18, 2003, and amended on March 27, 2003 (the "SEC Judgment"). Under the terms of the SEC Judgment, the Company agreed, among other things, to the entry of a permanent injunction enjoining any conduct in violation of Sections 10(b) and 13(a) of the Securities Exchange Act of 1934 and various rules and regulations promulgated thereunder. The Company also consented to the appointment of an independent examiner by the court to review its financial records since January 1, 2000, and to provide a report to the court and other parties within 120 days. The SEC Judgment states that the report will discuss the Company's financial condition and will identify any accounting irregularities regarding its financial condition and financial accounting. As part of the settlement, the Company neither admitted nor denied the allegations of the SEC's complaint. The SEC reserved its right to petition the court to require the Company to pay disgorgement, prejudgment interest and civil penalties, or to impose other equitable relief. The Company is cooperating fully with the ongoing SEC investigation.

As previously disclosed, the Company's outside auditors, KPMG LLP, advised the Company that they would not be able to complete the audit of the Company's 2002 financial statements until they have had an opportunity to review and consider the report of the independent examiner and until the Company's officers were in a position to certify the Company's financial statements as required by sections 302 and 906 of the Sarbanes-Oxley Act of 2002. As a result, the Company notified the SEC that it would not, as a practical matter, be able to file its 2002 Form 10-K and one or more Form 10-Qs that complied with the SEC's rules and regulations in a timely manner as required by the SEC Judgment. On March 31, 2003, the Company filed with the court a motion for clarification of the SEC Judgment in order to request limited relief from the obligation to file reports, subject to certain conditions. On April 10, 2003, the court entered an order on the Company's motion. The order provides that the Company and its officers, directors, employees and agents are not, and will not be in the future, in contempt of the SEC Judgment as a result of the Company's failure to timely file its 2002 Form 10-K and one or more Form 10-Qs; provided that:

     . the Company files its 2002 Form 10-K and any past due Form 10-Q with the SEC as soon as possible and not later than 90 days after the filing of the independent examiner's report;
     . on or before May 15, 2003, the Company files under item 5 of Form 8-K its financial statements (including the notes thereto) that would have been included in its 2002 Form 10-K, on an unaudited basis, and a management's discussion and analysis covering the unaudited financial statements;
     . the Company also files any quarterly financial statements that would have been included in a Form 10-Q and a management's discussion and analysis covering these financial statements; and
     . until such time as the Company files its past due Form 10-K and any past due Form 10-Qs, the Company files reports with the Commission on Form 8-K for the following:
          . monthly sales reports, along with any accompanying press releases;
          . any monthly financial statements that are filed by the Company with the bankruptcy court; and
          . any material development concerning the Company, along with any accompanying press release.

     Unaudited Financial Statements

The Company has filed, pursuant to the terms of the SEC Judgment, its consolidated financial statements for the year ended December 28, 2002 and related notes in this report. However, the financial statements included in this report, and the financial information derived from the financial statements, are unaudited and, accordingly, the Company cannot give investors any assurance that the financial information contained herein will not be subject to future adjustment. Specifically, the Company is unable at this time to predict what the independent examiner's report will conclude or whether these conclusions will require any adjustments to the Company's consolidated financial statements for 2002. In addition, the reorganization process or the formation or consummation of a plan of reorganization may result in the need to modify or update the financial statement disclosures included in the Company's final Form 10-K for 2002. Future events may also result in adjustments to the consolidated financial statements. Because the independent audit has not been completed, the financial information contained herein may be subject to further adjustment for the Pay Out Events on the Company's receivables securitizations or other events that may occur after the date of this filing but are required under generally accepted accounting principles to be reflected in prior periods. The Company expects any independent auditors' report issued to contain an explanatory paragraph indicating that there is substantial doubt about the Company's ability to continue as a going concern.

     Store Closures

In April 2003, the Company announced its intent to close all 21 of its Spiegel and Newport News outlet and clearance stores as part of its reorganization efforts. Following the approval of the bankruptcy court and the completion of the related store-closing inventory sales, the Company plans to close 12 Spiegel outlet stores, four Spiegel clearance stores and five Newport News outlet stores. One Spiegel (outlet/clearance) store in Woodbury, Minnesota, was not included in the motion seeking approval of these store closures. The Company and its Chapter 11 debtor subsidiaries plan to seek separate bankruptcy court authority to close this store. The Company will consider reopening some of these stores in the future to support the inventory liquidation needs of both Spiegel Catalog and Newport News.

In late April 2003, the Company announced its intent to close 60 under-performing Eddie Bauer stores as a part of its ongoing reorganization process. The store-closing plan is subject to bankruptcy court approval. The Company will close these stores upon completion of the related store-closing inventory sales.

     Seasonality

The Company's retail and direct businesses experience two distinct selling seasons, spring and fall. The spring season is comprised of the first and second quarters and the fall season is comprised of the third and fourth quarters. Net sales are usually substantially higher in the fall season and selling, general and administrative expenses as a percentage of net sales are usually higher in the spring season. Approximately 32.4% of annual net sales in fiscal 2002 occurred in the fourth quarter. The Company's working capital requirements also fluctuate throughout the year, increasing substantially in September and October in anticipation of the holiday season inventory requirements.

RESULTS OF OPERATIONS

The following table sets forth the consolidated statement of operations data for the years ended December 28, 2002, December 29, 2001 and December 30, 2000.

                                                          2002         2001         2000
                                                       ----------   ----------   ----------
Net sales                                              $2,281,869   $2,782,053   $3,061,151
Finance revenue                                          (485,439)    (112,287)     175,774
Other revenue                                             258,529      303,453      292,382
                                                       ----------   ----------   ----------
Total net sales and other revenue                       2,054,959    2,973,219    3,529,307
Cost of sales                                           1,382,653    1,752,986    1,889,630
Selling, general and administrative expenses            1,320,421    1,445,834    1,467,287
                                                       ----------   ----------   ----------
Operating income (loss)                                  (648,115)    (225,601)     172,390
Interest expense                                           72,835       59,068       60,587
Income tax expense (benefit)                                   --      (95,101)      38,287
Minority interest in loss of consolidated subsidiary          228          665           --
                                                       ----------   ----------   ----------
Earnings (loss) from continuing operations before
   cumulative effect of accounting change                (720,722)    (188,903)      73,516
Discontinued operations:
Earnings (loss) from operations (net of tax expense
   (benefit) of $(10,044) and $32,844, respectively)           --      (79,274)      51,378
Loss on disposal                                           42,000     (319,297)          --
Cumulative effect of accounting change (net of tax
   benefit of $2,503)                                          --           --       (4,076)
                                                       ----------   ----------   ----------
Net earnings (loss)                                    $ (678,722)  $ (587,474)  $  120,818
                                                       ==========   ==========   ==========
Other Information:
   Gross profit margin (% of total net sales)                39.4%        37.0%        38.3%
   SG&A expenses (% of total net sales and other
      revenue)                                               64.3%        48.6%        41.6%

      YEAR ENDED DECEMBER 28, 2002 COMPARED TO YEAR ENDED DECEMBER 29, 2001

                ($000s omitted, except where otherwise specified)

Net sales: Retail sales consist of all store sales, including outlet and clearance stores, and direct sales represent catalog and e-commerce sales. Net sales decreased by $500,184, or 18.0%, from $2.78 billion for the year ended December 29, 2001 to $2.28 billion for the year ended December 28, 2002. The decrease in net sales was caused by a 30% decrease in catalog and a 13% decrease in retail net sales, partially offset by a 6.5% increase in e-commerce net sales. Contributing to the decrease in net sales was weak customer demand, as well as a planned decline in catalog circulation for each of the merchants and reduced promotional activity at Eddie Bauer. Finally, net sales declined due to more stringent credit-granting measures taken in the Company's private-label credit card operation. Approximately 32% of the Company's net sales for fiscal 2002 were made with the Company's private-label cards, as compared to 41% for fiscal 2001. As described above, the Company discontinued charging privileges on its FCNB Mastercard and Visa Cards and its private-label cards in March 2003, which will have a substantial negative impact on the Company's net sales in the near future. The Company has issued only a limited number of new private-label credit cards through its merchant companies, which are currently being serviced through FCNB. On April 28, 2003, the Company announced that it had entered into an agreement with Alliance Data Systems, the terms of which were subsequently approved by the bankruptcy court, to establish a new private-label credit card program for its merchant companies. The new Alliance Data credit card program will be separate from and have no relation to the Company's existing or prior credit card programs. See "Cancellation of Private Label Cards" above for a further discussion of the agreement with Alliance Data.

Retail sales, which relate primarily to Eddie Bauer, declined 13% from $1.24 billion in 2001 to $1.1 billion in 2002. Eddie Bauer comparable store sales decreased 12% from the prior year. (A store is included in comparable store sales if it has been open since before the beginning of fiscal 2001.) Catalog sales declined 30% from $1.2 billion to $850 million in 2002, 2002, while e-commerce sales increased 6.5% from $331,800 in 2001 to $353,400 in 2002.

Finance revenue: Finance revenue was $(485,439) in 2002, compared to $(112,287) in 2001. The substantial decrease in finance revenue in 2002 primarily resulted from an increase in net pretax losses related to the securitization of private-label credit card receivables. When the Company securitized its private-label credit card receivables, it retained interest-only strips, subordinated investor certificates, receivables, servicing rights and cash reserve accounts, all of which comprise retained interests in the securitized receivables. The Company estimates the present value of estimated future cash flows expected to be received over the liquidation period using certain assumptions, including portfolio yield, charge-offs, liquidation rates, interest rates and discount rates. Using these future cash flow estimates, the Company recognizes finance revenue over the liquidation period of the receivables portfolio. Upon a change in the estimated future cash flows of the receivables portfolio, the Company records gains or losses as additions or subtractions, respectively, to finance revenue. Any excess cash flows resulting from the Company's receivables securitizations are recorded as finance revenue when earned. Finance revenue also includes finance charges and fees on the Company's unsecuritized private-label credit cards.

In March 2003, the Company notified credit card customers that charging privileges had been suspended on substantially all of its private-label and bankcard credit cards due primarily to the Pay Out Events on the Company's securitized receivables. These events led to considerable changes in the assumptions utilized to calculate the fair value of retained interests in the securitized receivables for 2002. In addition, actual charge-off rates (included fraud losses) were 19% in 2002, compared to 18% in 2001. See Notes 3 and 5 to the Consolidated Financial Statements. These events resulted in the recording of net pretax losses on the securitization of private-label credit card receivables of $533,637 in 2002 compared to net pretax losses of $162,698 in 2001.

Other revenue: Other revenue consists primarily of (1) amounts billed to customers for catalog and e-commerce shipping and handling, (2) royalty revenues related to the use of the Eddie Bauer name and (3) revenues from catalog and e-commerce sales of third-party products.

Other revenue decreased by $44,924, or 14.8%, from $303,453 in 2001 to $258,529 in 2002. The decrease resulted from lower delivery income of $42,054 at the merchant companies caused by lower order volume, which was partially offset by an increase in royalty revenue at Eddie Bauer relating to licensing agreements entered into with third-party licensees.

Cost of sales: In addition to inventory costs, cost of sales includes buying and occupancy costs related to distribution facilities and retail stores.

Cost of sales decreased by $370,333, or 21.1%, from $1.75 billion for 2001 to $1.38 billion for 2002. As a percentage of net sales, cost of sales decreased from 63.0% to 60.6%. The dollar decrease in cost of sales was primarily due to the decline in net sales. Product sourcing initiatives and lower markdowns resulted in a gross profit margin improvement of 240 basis points versus the prior year.

Selling, general and administrative expenses ("SG&A"): SG&A expenses decreased $125,413, or 9.6%, from $1.45 billion for 2001 to $1.32 billion for 2002.
However, as a percentage of net sales and other revenue, SG&A expenses increased from 48.6% in fiscal 2001 to 64.3% in fiscal 2002. The increase in SG&A as a percentage of net sales and other revenue resulted partially from the Company's decision to cease honoring substantially all of its private-label credit cards. This resulted in an increase in the allowance for doubtful accounts of $47 million and a charge of approximately $30 million for the recording of a termination penalty on certain contracts. The increase as a percentage of net sales and other revenue was also due to higher advertising expenditures in relation to a significant declines in net sales. Finally, the increase in SG&A as a percentage of net sales and other revenue resulted from the significant reduction in finance revenue recorded in 2002 as described above. These charges were partially offset by the recording of $7 million of other income relating to unredeemed gift certificates from prior years. The Company expects that its SG&A expenses will increase significantly in 2003 for costs incurred in connection with the reorganization.

Operating income (loss): Operating loss increased by $422,514, or 181.1%, from $(225,601) for the year ended December 29, 2001 to $(648,115) for the year ended December 28, 2002. Decreased finance revenue, charges relating to the private-label credit cards and higher advertising expenditures as a percentage of net sales at the merchant companies were the main drivers of the decrease in operating loss in fiscal 2002.

Interest expense: Interest expense increased $13,767, or 23.3%, from $59,068 for 2001 to $72,835 last year. The increase in interest expense was due to higher debt levels in fiscal 2002 despite lower borrowing rates in comparison to the prior year. In addition, interest expense includes the write-off of deferred financing costs of approximately $4 million as a result of the Company's covenant violations, primarily on its credit facility. The Company's interest expense for 2003 will decline significantly as a result of the deferral of interest payments during the Company's bankruptcy case.

Income tax expense/(benefit): In fiscal 2001, the Company recorded a valuation allowance of $8,840 due to substantial doubt about the Company's ability to continue as a going concern. As a result, in fiscal 2002, the Company recorded no tax benefits associated with the pretax losses it incurred. See Notes 1 and 14 to the Company's Consolidated Financial Statements.

Discontinued operations: In light of the OCC consent order and agreement and the Company's inability to sell its bankcard segment, the Company has begun the liquidation of the bankcard segment, as required under the disposition plan. In light of these new facts, the Company has reviewed its estimated loss on disposal accrual at December 2002 and has determined that the accrual should be decreased by approximately $42,000. Although a liquidation of the portfolio versus a sale would typically result in an increase in the reserve requirement, the level of receivables has declined substantially in the last several months. Accordingly, the lower receivable balances yielded a lower base to determine the required reserve upon liquidation of the portfolio. This estimate is subject to change in future periods based upon any new facts and circumstances that may occur as a result of the liquidation or sale. The accrual may need to be increased in future periods for differences between the estimated liquidation cost of the bankcard segment and the actual liquidation cost of the bankcard segment. Furthermore, any contingent liabilities, which may become known in future periods, may result in an increase to the accrual.

      YEAR ENDED DECEMBER 29, 2001 COMPARED TO YEAR ENDED DECEMBER 30, 2000

                ($000s omitted, except where otherwise specified)

Net sales: Net sales decreased by $279,098 or 9.1% from $3.06 billion for the year ended December 30, 2000 to $2.78 billion for the year ended December 29, 2001. Eddie Bauer comparable-store sales decreased 15% as weak customer response to its apparel offer led to lower sales volume in the current year. In addition, net sales at Spiegel decreased 11.9% as catalog net sales were down 19.7%, which was partially offset by e-commerce increases of 42% over the comparable period last year.

Finance revenue: Finance revenue decreased $288,061 or 163.9% from $175,774 for the year ended December 29, 2000 to $(112,287) for the year ended December 29, 2001. The decrease in finance revenue primarily resulted from net pretax losses related to the securitization of credit card receivables in 2001. Net pretax gains (losses) on the securitization of credit card receivables included in finance revenue totaled $(162,698) and $28,347 in 2001 and 2000, respectively. The net pretax losses in 2001 resulted primarily from an increase in expected charge-offs compared to the prior year. In addition, declines in finance revenue were also due to lower cash flows received from the securitization trust resulting from higher actual charge-off rates in the current year. Actual charge-off rates (including fraud losses) increased from approximately 11% in fiscal 2000 to approximately 18% in fiscal 2001.

Other revenue: Other revenue increased by $11,701 or 3.8% from $292,382 for the year ended December 30, 2000 to $303,453 for the year ended December 29, 2001. The increase was driven by increases in royalty income and delivery income at Eddie Bauer and additional direct sales of third-party sourced magazines and other products at Spiegel.

Cost of sales: Cost of sales decreased by $136,644 or 7.2% from $1.89 billion for the year ended December 30, 2000 to $1.75 billion for the year ended December 29, 2001. As a percentage of net sales, cost of sales increased from 61.7% to 63.0%. The increase in the cost of sales on a percentage basis was driven by higher markdowns at Eddie Bauer resulting from weak customer response to its apparel offer.

Selling, general and administrative expenses: SG&A expenses decreased $21,453, or 1.5%, from $1.47 billion for the year ended December 30, 2000 to $1.45 billion for the year ended December 29, 2001. As a percentage of total revenue, SG&A expenses increased from 41.6% in fiscal 2000 to 48.6% in fiscal 2001. The increase as a percentage of total revenue was due to higher catalog advertising expenses, which yielded lower sales productivity from catalog circulation, and higher operating expenses in the current year for the private-label receivables portfolio. Non-recurring charges, which increased the SG&A ratio by approximately 60 basis points in 2000, included expenses related to organizational changes, as well as the disposition of certain impaired assets, including information technology-related assets.

Operating income (loss): Operating income (loss) decreased by $397,991 or 230.9% from $172,390 for the year ended December 30, 2000 to $(225,601) for the year ended December 29, 2001. Lower net sales at each merchant company

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

and lower finance revenue from the private-label credit card operation were the main drivers of the decrease in fiscal 2001.

Interest expense: Interest expense decreased $1,519 or 2.5% from $60,587 for the year ended December 30, 2000 to $59,068 for the year ended December 29, 2001. Interest expense was favorably impacted by lower average interest rates throughout fiscal 2001, which was partially offset by higher debt levels in fiscal 2001.

Income tax expense/(benefit): The effective tax rate was 33.4% in fiscal 2001 compared to 34.2% in fiscal 2000. In 2001, the Company recorded a valuation allowance of $8,840 due to substantial doubt about the Company's ability to continue as a going concern. See Notes 3 and 12 to the Company's Consolidated Financial Statements. In addition, changes in earnings mix among the Company's various divisions affected the state tax rates for the comparable periods and differences in pretax income for the comparable periods resulted in a lower non-deductible goodwill rate in 2001 versus 2000. The Company assesses its effective tax rate on a continual basis.

Earnings/(loss) from discontinued operations: The earnings (loss) from discontinued operations decreased $449,949 from $51,378 for the year ended December 30, 2000 to ($398,571) for the year ended December 29, 2001. The primary reason for the decrease relates to an estimated loss of $319,297 on the disposition of the bankcard segment, which was recorded in the fourth quarter of fiscal 2001. In addition to the estimated loss on disposition, the decrease in earnings is driven by higher charge-offs and an increase in net pretax losses related to the securitization of credit card receivables. The increase in net pretax losses on the securitization of credit card receivables was a result of declines in the fair value of retained interests in the fourth quarter, primarily resulting from an increase in charge-offs compared to the prior year. Finally, earnings declines for discontinued operations also resulted from the Company's recognition of a pretax servicing fee liability of approximately $50,000. On an ongoing basis, the Company performs a review to determine if a servicing fee liability must be recorded in accordance with Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". In fiscal 2001, the Company determined that the benefits received for servicing the receivables portfolio did not provide adequate compensation for servicing the receivables portfolio.

LIQUIDITY AND CAPITAL RESOURCES

($000s omitted, except where otherwise specified)

     Cash Flow Analysis

Net cash provided by operating activities of continuing operations totaled $22,660 for fiscal 2002 compared to net cash used in operating activities of $116,104 for fiscal 2001. Net cash provided by operating activities of continuing operations totaled $112,234 for fiscal 2000. Positive cash flow from operations in 2002 was primarily a result of a decrease in accounts receivable and increases in accounts payable and accrued liabilities. Negative cash flow from operations in fiscal 2001 was primarily a result of lower earnings and reductions in accounts payable and accrued liabilities of $120,839. Income taxes payable decreased in fiscal 2001 by $30,543, due to lower earnings and federal and state tax payments due in fiscal 2001 for the fiscal 2000 tax year. Partially offsetting the negative cash flow from operations in 2001 was positive cash flows generated primarily through an inventory reduction of $85,174 in fiscal 2001 as the Company slowed inventory growth to correspond with the slow down in the economy and due to weak customer response seen primarily at Eddie Bauer. The Company continues to tightly manage inventory in response to the decline in its net sales. This effective inventory management generated cash flow from operations of $50,044 in fiscal 2002 and $85,174 in fiscal 2001. Total inventories at the end of fiscal 2002 were 11% lower than 2001 levels, which were 15% lower than 2000 levels.

Net cash used in investing activities of continuing operations totaled $97,344 for fiscal 2002 compared to $145,750 for the prior year and $91,179 for fiscal 2000. The decrease in cash used in investing activities in 2002 in comparison to the prior year was primarily a result of a reduction in net additions to property and equipment of approximately $48,000 in comparison to the prior year period, as these expenditures fell from $64,025 in 2001 to $16,467 in 2002. Net additions in the current year were comprised primarily of Eddie Bauer retail store remodeling and expansion, the addition of a back-stock building for the Company's Groveport, OH distribution facility, the purchase of an administrative building for Newport News and information technology purchases for equipment and development. Expenditures in 2001 were comprised primarily of Eddie Bauer retail store remodeling, the purchase of previously leased distribution facility equipment and information technology-related equipment and development. In addition, in both fiscal 2001 and 2002, the cash reserve requirements for receivable securitizations increased due to unfavorable credit card portfolio performance.

Net cash used in discontinued operations totaled $38,452 for fiscal 2002 compared to net cash provided by discontinued operations of $18,730 for the prior year. Net cash used in discontinued operations totaled $14,732 for fiscal 2000. The negative cash flow in fiscal 2002 resulted from FCNB's declining operating results and an increase in cash utilized for accounts payable and accrued liabilities. This use of cash was partially offset by an increase in cash provided by credit card accounts receivable. The positive cash flow in fiscal 2001 resulted from a decrease in bankcard accounts receivable, offset in part by an increase in other assets due to an increase in cash reserve requirements related to the unfavorable credit card portfolio performance in comparison to fiscal 2000.

     Debt Obligations

As of December 28, 2002, total debt was $1,300,857 compared to $1,051,857 as of December 29, 2001 and $794,571 as of December 30, 2000. The increase in debt in fiscal 2002 was primarily driven by declining operating results for the Company and increased funding requirements for the private-label credit card operation to support collateral requirements due to weak portfolio performance. For 2001, the increase in debt was also driven by a decline in operating results as well as increased funding requirements for the private label and discontinued credit card operations to support collateral requirements due to weak portfolio performance and, in the case of private label card, also to support portfolio growth. In addition, debt levels increased to fund capital expenditures for continuing operations of $16,467 in 2002 and $64,025 in 2001.

Under the Bankruptcy Code, actions to collect pre-petition indebtedness, as well as most other pending litigation, are stayed and other contractual obligations against the debtors in the bankruptcy case generally may not be enforced. Absent an order of the bankruptcy court, substantially all of the prepetition liabilities are subject to settlement under a plan of reorganization to be voted upon by creditors and equity holders and approved by the bankruptcy court. As a result, the Company will defer payments of principal and interest on pre-petition debt until a plan of reorganization has been approved by the bankruptcy court. The ultimate recovery to creditors and equity holders, if any, will not be determined until confirmation of a plan or plans of reorganization. No assurances can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of the constituencies. Under the Bankruptcy Code, the debtors may also assume or reject executory contracts and unexpired leases, including its store leases, subject to bankruptcy court approval and satisfaction of other requirements. In the event of rejection, the affected parties may file claims against the Company. On the other hand, the assumption of any of these contracts or leases will generally require the Company to cure all prior defaults, including all pre-petition liabilities. Payments on these liabilities may be significant.

In connection with its Chapter 11 filing, the Company secured a $400,000 senior secured debtor-in-possession (DIP) financing facility from Bank of America, N.A., Fleet Retail Finance Inc. and The CIT Group/Business Credit, Inc. On April 30, 2003, the bankruptcy court granted final approval for the entire DIP Facility. The DIP Facility will be used to supplement the Company's cash flow during the reorganization process.

The DIP Facility is a revolving credit facility under which Spiegel, Inc., Eddie Bauer, Inc., Spiegel Catalog, Inc., Ultimate Outlet Inc. and Newport News, Inc. are the borrowers and, together with the other Chapter 11 debtor subsidiaries, are guarantors. The DIP Facility has super priority claim status in the Chapter 11 case and is secured by first priority liens on all of the debtors' assets, subject to the following: valid and unavoidable pre-petition liens, certain other permitted liens applicable to certain assets, the fees and expenses of the independent examiner appointed by the court in connection with the SEC Judgment and up to $7,000 for professional and administrative fees.

Of the DIP Facility, $50,000 constitutes a Consumer Credit Card Accounts Facility (the "CCCAF"), which permits the Company to finance consumer receivables generated under credit cards issued directly by the Company's merchant companies. Under the terms of the DIP Facility, the Company at its option terminated the CCCAF effective as of May 12, 2003; thus as of such date the maximum amount available to be borrowed under the DIP Facility has been permanently reduced to $350 million. This action was taken primarily because
(i) the private label credit card financing arrangements with Alliance Data had commenced by such date and (ii) earlier termination of the CCCAF results in less unused DIP Facility line fees payable by the Company.

Advances under the DIP Facility may not exceed a borrowing base equal to various percentages of the Company's eligible accounts receivable, eligible inventory and eligible real estate, less specified reserves.

Borrowings under the DIP Facility bear interest, at the option of the borrower, at prime plus 1.00% or at LIBOR plus 3.00%. As of March 31, 2003, there were no borrowings drawn under the DIP Facility. The Company is obligated to pay an unused commitment fee of 0.5% per annum on the unused amount of the maximum committed amount. The DIP Facility is scheduled to terminate on March 17, 2005.

The DIP Facility contains customary covenants, including certain reporting requirements and covenants that restrict the ability of the Company and its subsidiaries to incur or create liens, incur indebtedness and guarantees, make dividend payments and investments, sell or dispose of assets, change the nature of its business, enter into affiliated transactions and engage in mergers or consolidations. An event of default would occur under the DIP Facility if the Company or its subsidiaries failed to comply with these covenants, in some cases, after the expiration of a grace period. Upon the occurrence of an event of default, borrowings under the DIP Facility would, upon demand of the Agent bank, become due and payable.

The Company's ability to continue as a going concern will depend upon, among other things, the confirmation of a plan of reorganization, its compliance with the provisions of the DIP Facility and its ability to generate cash from operations and obtain financing sufficient to satisfy its future obligations. These challenges are in addition to the operational and competitive challenges the Company's business faces. The Company anticipates that its DIP Facility, together with its current cash reserves and cash flow from its operations, will be sufficient to fund its operations during the reorganization process. However, the Company has no experience operating as a debtor-in-possession. As a result, the assumptions underlying its projected cash requirements during the bankruptcy process may prove to be inaccurate.

The Company's pre-petition credit facilities for 2001 and 2002 to the Chapter 11 filing are as described below.

The Company had a $750,000 revolving credit agreement with a group of banks. Borrowings under the agreement were comprised of a $600,000 long-term component maturing July 2003 and a $150,000 364-day component that matured in June 2002. Borrowings under the Company's $600,000 long-term revolving credit agreement were $600,000 at December 28, 2002. Borrowings under the $150,000, 364-day agreement were $100,000 at December 28, 2002. However, the revolving credit agreement provides for restrictions on the availability of additional financing if a "material adverse change" in the Company's business has occurred. In February 2002, the Company, together with its lending institutions, determined that a material adverse change had occurred due to the operating performance experienced in the fourth quarter of fiscal 2001 and due to the estimated loss recorded on the sale of the bankcard segment. Accordingly, on February 18, 2002, the borrowing capacity under the revolving credit facility was capped at $700,000, which represented the Company's borrowings outstanding on this date.

The Company also had term loans with certain banks totaling approximately $441,000 as of December 28, 2002. These loans had various maturity dates through July 2007. In addition, two of the loans, totaling $48,000, were secured by certain assets of the Company.

The Company's revolving and non-affiliated loan agreements provided for a number of restrictive covenants. Additionally, these and certain other debt agreements contain cross default provisions. For the reporting period ended December 28, 2002, the Company was in violation of its financial covenants and certain other covenants. Accordingly, the financial statements reflect all of the Company's debt obligations under "current portion of long-term debt". See Note 1 to the Consolidated Financial Statements included herein.

In September 2001, the Company entered into a revolving credit agreement with Otto (GmbH & Co KG), a related party. The initial availability under this credit agreement was $75,000. The credit agreement bears interest at a variable rate based on LIBOR plus a margin, comparable to the Company's other revolving credit agreements. The initial agreement extended through December 15, 2001. In November 2001, this revolving credit agreement with Otto was increased from $75,000 to $100,000 and the maturity date was extended from December 15, 2001 to June 15, 2002. At December 29, 2001, borrowings under this agreement totaled $50,000. As of February 2002, the balance outstanding under the revolving credit agreement with Otto was $100,000. This obligation was extinguished with the proceeds of new term loans in the aggregate amount of $100,000 from Otto-Spiegel Finance G.m.b.H. & Co. KG, a related party. These term loans had a maturity date of December 31, 2002, bear interest at a rate of 4% per annum and may be subordinate to borrowings under any new credit facility. At December 28, 2002, related party borrowings consisted of the $100,000 term loans and an additional $60,000 senior unsecured loan from Otto (GmbH & Co), which bears interest at a rate of LIBOR plus a margin. Interest expense attributable to the borrowings from Otto-Spiegel Finance G.m.b.H. & Co. KG and Otto (GmbH & Co KG) in fiscal 2002, 2001 and 2000 were $6,844, $440 and $0, respectively. In February 2003, the $60,000 senior unsecured loan from Otto GmbH & Co KG) was assigned to Otto-Spiegel Finance G.m.b.H & Co KG. As of March 2003, the related party borrowings outstanding consisted of the $100,000 term loans and $60,000 senior unsecured loan from Otto-Spiegel Finance G.m.b.H. & Co. KG.

Overall, aggregate maturities under the Company's cash obligations as of December 28, 2002 were as follows:

($000's omitted)                 2003        2004       2005       2006      2007    Thereafter
---------------------------   ----------   --------   --------   -------   -------   ----------
Revolving credit
   agreement                  $  700,000   $     --   $     --   $    --   $    --    $     --
Otto Versand (GmbH & Co)
   - Senior unsecured loans       60,000         --         --        --        --          --
Otto-Spiegel Finance
   G.m.b.H & Co. KG - Term
   loan agreements               100,000         --         --        --        --          --


Term loan agreements             392,857         --         --        --        --          --
Secured notes                     48,000         --         --        --        --          --
Operating leases                 128,345    114,919    101,463    86,283    75,535     207,410
                              ----------   --------   --------   -------   -------    --------
Total cash obligations        $1,429,202   $114,919   $101,463   $86,283   $75,535    $207,410
                              ==========   ========   ========   =======   =======    ========

The Company was not in compliance with its financial covenants and certain other covenants contained in its debt agreements and, accordingly, all of the Company's debt is currently due and payable. The above table has reflected the Company's credit obligations with its lending institutions as payable in 2003. See Note 1 to the Company's consolidated financial statements included herein.

     Other Commercial Commitments

In addition, the Company has other commercial commitments as of December 28, 2002 as follows:

                      2003     2004     2005     2006     2007    Thereafter
                     ------   ------   ------   ------   ------   ----------
Standby letters of
   credit             2,500    3,500       --       --       --         --
                     ------   ------   ------   ------   ------     ------
Total commercial
   commitments       $2,500   $3,500   $   --   $   --   $   --     $   --
                     ======   ======   ======   ======   ======     ======

The Company maintained a $150,000 letter of credit facility in addition to off-balance sheet standby letters of credit, which were used for the purchase of inventories. The total letter of credit facility commitments outstanding were approximately $6,000 and $83,500 at December 28, 2002 and December 29, 2001, respectively. However, the letter of credit facilities provide for restrictions on the availability of additional financing if a "material adverse change" in the Company's business has occurred. In February 2002, the Company determined, with its lending institutions, that a material adverse change had occurred due to the operating performance experienced in the fourth quarter of fiscal 2001 and due to the estimated loss recorded on the sale of the bankcard segment. Accordingly, on February 18, 2002, no additional letter of credit facilities were available to the Company.

In March 2002, the Company entered into a Vendor Payment Services Agreement with Otto International Hong Kong (OIHK), a related party, in order to permit the Company to obtain inventory in Asia. The duration of the agreement is for one year, automatically continuing unless terminated by either party with three months' written notice. Under the terms of the agreement, the Company has open account terms with various vendors in certain countries in Asia. OIHK pays these vendors the purchase price for goods, less a fee, within seven days of the purchase order receipt. After the bankruptcy filing, the Company will prepay OIHK for 100% of the purchase order value for goods purchased by Spiegel, Newport News and Eddie Bauer. Prior to the bankruptcy filing, the Company had terms ranging from 21 to 60 days to remit cash to OIHK. OIHK has asserted that under the terms of the agreement, it has a lien over certain goods supplied to the Company. The Company and its creditors have reserved the right to contest the validity and amount of the OIHK liens in the Chapter 11 proceeding. While the Vendor Payment Services Agreement was in effect during 2002, a substantial amount, (approximately $285,000), of the Company's inventory purchases were obtained under the agreement.

At December 28, 2002, the Company had an interest rate swap agreement to hedge the underlying interest risks on a term loan agreement with Berliner Bank with effective and termination dates from March 1996 to December 2004. The notional amount of the interest rate swap agreement as of December 28, 2002 and December 29, 2001 was $30,000. The fair value of the swap agreement at December 28, 2002 and December 29, 2001 was $(3,351) and $(2,710), respectively. At December 28, 2002, the Company also had an interest rate swap agreement with Bank of America to hedge the underlying interest risks on a portion of the outstanding balance of the revolving credit agreement with an effective and termination date of July 2003. The notional amount of the interest rate swap agreement as of December 28, 2002 and December 29, 2001 was $35,000. The fair value of this swap agreement at December 28, 2002 and December 29, 2001 was $(3,582) and $(2,403), respectively. In each case, fair value was estimated by a financial institution and represents the estimated amount the Company would pay to terminate the agreement, taking into consideration current interest rates and risks of the transactions. As a result of the Company's Chapter 11 filing, the fair value of these swap agreements will be reflected as a liability subject to compromise as of March 2003.

The counter parties are expected to fully perform under the terms of these swap agreements, thereby mitigating the risk from these transactions. These interest rate swaps in total increased interest expense by $1,444, $945 and $715 in fiscal 2002, 2001 and 2000, respectively. The total net derivative losses included in accumulated other comprehensive loss as of December 28, 2002, was $6,933.

     Receivables Securitizations

Prior to the Pay Out Events described above, a principal source of liquidity for the Company had been its ability to securitize substantially all of the credit card receivables that it generated. Many of the customers at the Company's merchant companies had received credit through private-label credit cards issued by FCNB, the Company's special-purpose bank. Approximately 32% of 2002 total net sales and 41% of 2001 total net sales were made with the

Company's private-label credit cards. FCNB had also issued MasterCard and VISA bankcards to the general public.

The Company, through FCNB and SAC, securitized the receivables generated by the use of its private-label cards and bankcards by selling them to securitization vehicles, which, in turn, sold asset backed securities ("ABS") to investors. The receivables were sold without recourse. These vehicles have issued six series (each a "Series") of ABS securities. The Spiegel Credit Card Master Note Trust Series 2000-A notes, the Spiegel Credit Card Master Note Trust Series 2001-A notes and the Spiegel Credit Card Master Note Trust Series 2001-VFN notes are backed, on a revolving basis, by private-label receivables. The First Consumers Master Trust Series 1999-A certificates, the First Consumers Credit Card Master Note Trust Series 2001-A notes and the First Consumers Credit Card Master Note Trust Series 2001-VFN notes are backed, also on a revolving basis, by bankcard receivables. MBIA Insurance Corporation ("MBIA") insures the investors in the Spiegel 2000-A Series and the Spiegel 2001-A Series. Under these arrangements, the securitization vehicles had outstanding an aggregate of approximately $2.8 billion of notes and certificates at the end of December 2002 compared to $3.4 billion at December 29, 2001.

The following table reflects the facility amounts and the maturity dates of the Company's off-balance sheet facilities as of December 28, 2002:

                            2003        2004         2005        2006       2007      Thereafter
                         ----------  ----------   ----------   --------- ----------   ----------
First Consumers
   Master Trust Series
   1999-A                 $      --  $  250,000   $       --   $      -- $       --   $       --
First Consumers
   Credit Card Master
   Note Trust Series
   2001-A                        --          --           --     600,000         --           --
Spiegel Credit Card
   Master Note Trust
   & First Consumers
   Credit Card Master
   Note Trust Series
   2001-VFN                      --          --      600,000          --         --           --
Spiegel Credit Card
   Master Note Trust
   Series 2000-A                 --          --      600,000          --         --           --
Spiegel Credit Card
   Master Note Trust
   Series 2001-A                 --          --      600,000          --         --           --
                          ---------  ----------   ----------   --------- ----------   ----------
Total securitizations     $      --  $  250,000   $1,800,000   $ 600,000 $       --   $       --
                          =========  ==========   ==========   ========= ==========   ==========

As discussed above, on March 11, 2003, a Pay Out Event occurred on each Series of the securitization transactions. As of March 28, 2003, the total amount outstanding on each Series was as reflected above, with the exception of the First Consumers Credit Card Master Note Trust Series 2001-A, which had a total outstanding balance of $561,000, and the Spiegel Credit Card Master Note Trust and First Consumers Credit Card Master Note Trust Series 2001-VFN, which had a total outstanding balance of $123,215.

     MARKET RISK

The Company is exposed to market risk from changes in interest rates and, to a lesser extent, foreign currency exchange rate fluctuations. Prior to the Pay Out Events, which occurred on the Company's receivables securitization transactions in March 2003, the Company was also exposed to market risk on its securitizations. As a result of the Pay Out Events, the Company no longer generates receivables that would be deposited in the securitization trusts.

In seeking to minimize risk, the Company generally manages exposure through its regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. The Company does not use financial instruments for trading or other speculative purposes and is not party to any leveraged financial instruments.

     Interest Rates

In connection with its filing for bankruptcy protection in March, the Company secured the $400,000 DIP Facility described above. As of March 29, 2003, no amounts have been borrowed under this facility. All future borrowings under this facility will bear interest at rates that represent a margin over either the prime rate or LIBOR. As a result, the Company expects to have interest rate exposure to shifts in these reference interest rates, depending on the type of borrowing it makes under this facility.

Prior to its Chapter 11 filing, the Company managed interest rate exposure through a mix of fixed and variable-rate financings. The Company was generally able to meet certain targeted objectives through its direct borrowings. Substantially all of the Company's variable-rate exposure related to changes in the one-month LIBOR rate. If the one-month LIBOR rate had changed by 50 basis points, the Company's interest expense in 2002 would have changed by approximately $3,926. Interest rate swaps may be used to minimize interest rate exposure when appropriate, based on market conditions. The notional amounts of the Company's interest rate swap agreements totaled $65,000 at December 28, 2002. See Note 9 to the Consolidated Financial Statements for a description of these swap arrangements.

The Company believes that its interest rate exposure management policies prior to its bankruptcy filing, including the use of derivative financial instruments, were adequate to manage material interests rate risk exposure.

     Securitizations

In conjunction with its asset-backed securitizations, the Company has recognized gains or losses to earnings based on the fair value of estimated future cash flows that the Company expects to receive over the liquidation period of the receivables. These future cash flows consist of an estimate of the excess or deficit of finance charges and fees over the sum of the interest paid to certificate holders, contractual servicing fees and charge-offs. For fiscal years prior to 2002, estimated future cash flows also included estimated future finance charges and principal collections related to interests in the credit card receivables retained by the Company. For 2002, the collections related to the Company's interests in the credit card receivables were not reflected in the fair value calculation due to the occurrence of the Pay Out Events in March 2003 and the required allocation of cash flow from the receivables to pay investors. Estimates of future cash flows are calculated using management estimates and assumptions of, among other things, portfolio yield, charge-offs, liquidation rates, interest rates, and discount rates. Changes in interest rates and other assumptions and estimates used in determining the present value of these estimated future cash flows have experienced significant shifts in the past based on changes, among other factors, in the credit portfolio, general economic downturn and lower interest rates. These changes to estimates have resulted in the Company's recording additional losses on the sales of its receivables in both 2001 and 2002. In 2001, estimate changes related to the bankcard receivables were the primary factors causing the $319,297 loss on disposal of the bankcard segment. In 2002, as a result of the Pay Out Events and allocation of cash flows to pay investors, the Company wrote down all of its retained interest in the securitized receivables.

CRITICAL ACCOUNTING POLICIES

Management's Discussion and Analysis discusses the Company's Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Management generally evaluates its estimates and assumptions on an ongoing basis for significant changes or events. Actual results may differ from these estimates under different assumptions or conditions. Estimates are deemed critical when a different estimate could have reasonably been used or where changes in the estimate are reasonably likely to occur from period to period, and would materially impact the Company's financial condition, changes in financial condition or results of operations. The Company's significant accounting policies are discussed in Note 2 of the Consolidated Financial Statements. Critical estimates inherent in these accounting policies are discussed in the following paragraphs.

     Sale of Receivables

The majority of the Company's credit card receivables have been transferred to trusts that, in turn, sold certificates and notes representing undivided interests in the trusts to investors. The receivables were sold without recourse. Accordingly, no allowance for doubtful accounts related to the sold receivables is maintained by the Company. When the Company sold receivables in these securitizations, it retained interest-only strips, subordinated certificates, a seller's interest in receivables that are transferred to the trust but are not sold and cash reserve accounts, all of which have been included in retained interests in securitized receivables, with the exception of cash reserve accounts which have been included in other assets. Cash reserve accounts and retained interests in securitized bankcard receivables of FCNB have been included in the Consolidated Balance Sheets in net assets of discontinued operations. For the receivables that are transferred to the trust but are retained by the Company and for receivables that have not been transferred to a trust, the Company accounts for these receivables at fair value, which represents the full value of the receivables less an allowance for doubtful accounts. The allowance for doubtful accounts is calculated based on a percentage of the full value of the receivables portfolio. The

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percentage is determined upon consideration of current delinquency data, historical loss experience and general economic conditions. In addition, for fiscal 2002, management also considered its decision, in March 2003, to cease honoring the private-label and bankcard credit cards issued by FCNB and held in the securitization trusts. These events caused the Company to substantially increase its allowance for doubtful accounts. See Note 4. Future events affecting the Company or relating to its securitization transactions could cause additional changes in the fair value of receivables. This allowance is periodically reviewed by management.

Recognition of gain or loss on the sale of receivables to the securitization trusts depends in part on the previous carrying amount of the receivables involved in the transfer and the allocation of the carrying amount between the assets sold and the retained interests based on their relative fair value at the date of transfer. The Company recognizes gains or losses upon the sale of the receivables based upon the present value of estimated future cash flows that the Company expects to receive over the liquidation period of the receivables. These future cash flows consist of an estimate of the excess or deficit of finance charges and fees over the sum of the interest paid to certificate holders, contractual servicing fees and charge-offs. For fiscal years prior to 2002, estimated future cash flows also included estimated future finance charges and principal collections related to interests in the credit card receivables retained by the Company. For 2002, the collections related to the Company's interests in the credit card receivables were not reflected in the fair value calculation due to the occurrence of the Pay Out Events in March 2003 and the required allocation of cash flow from the receivables to pay investors. Estimates of future cash flows are calculated using management estimates and assumptions of, among other things, portfolio yield, charge-offs, liquidation rates, interest rates and discount rates. These estimates are highly sensitive to changes in portfolio performance and inherently require management judgment on future portfolio performance. Cash reserve accounts are maintained as necessary, representing restricted funds used as credit enhancement for specific classes of investor certificates issued in certain securitization transactions. See Note 3 and Note 5 to the Consolidated Financial Statements.

     Discontinued Operations

In the fourth quarter of 2001, the Company formulated a plan to sell the bankcard segment. Therefore, the assets and liabilities of the bankcard segment are included in discontinued operations. Discontinued operations reflect the assets and liabilities of the bankcard segment based on management's best estimates of the amounts expected to be realized on the sale or liquidation of the bankcard segment. As of December 28, 2002, the Company had not received an acceptable offer for the sale of the bankcard segment and has begun the liquidation process. The Company has determined that its accrual for the estimated loss on disposal of $123,000 is sufficient to account for the liquidation of the bankcard segment due to the decline in the last several months in the amount of receivables to be liquidated. The estimated loss on disposal of the bankcard segment is highly sensitive to changes in the market conditions, as well as changes in the bankcard receivable portfolio performance. Future events may have a significant effect on the amount of the assets and liabilities recorded for the bankcard segment, including a further deterioration in the receivables owned by the bank or additional liabilities arising from the Pay Out Events and FCNB's servicing of both private label and bankcard receivables. These estimates may be revised in subsequent periods as new information becomes available. See Note 3 to the Consolidated Financial Statements included herein.

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     Inventory Valuation

Inventories, principally merchandise available for sale, are stated at the lower of cost or market. Cost is determined primarily by the average cost method or by the first-in, first-out method. The average cost or first-in, first-out method inherently requires management judgment and contains estimates such as the amount of markdowns necessary to clear unproductive or slow-moving inventory, which may impact the ending inventory valuation as well as gross margins. The Company reviews its reserve for excess and obsolete inventory on an on-going basis to ensure that net inventory values are reflected at their estimated net realizable value. Although the Company has seen a significant decline in net sales, the Company has managed its inventory purchases in line with the corresponding net sales declines.

     Long-Lived Asset Impairment

The Company has a significant investment in intangible assets and property and equipment. The carrying value of long-lived assets are periodically reviewed by the Company whenever events or changes in circumstances indicate that a potential impairment has occurred. For long-lived assets held for use, a potential impairment occurs if projected future undiscounted cash flows are less than the carrying value of the assets. The estimate of cash flows includes management's assumptions of cash inflows and outflows directly resulting from the use of that asset in operations. When a potential impairment has occurred, an impairment write-down is recorded if the carrying value of the long-lived asset exceeds its fair value. The Company recorded a charge relating to retail store impairment of $4,325, $0 and $0 in fiscal 2002, 2001 and 2000, respectively. The Company expects to close 60 Eddie Bauer stores and 21 Spiegel and Newport News clearances and outlet stores in 2003 as part of its reorganization efforts. As a result, the Company expects to record writedowns in its long-lived assets in the periods that the reorganization efforts are approved.

     Revenue Recognition

The Company records revenue at the point of sale for retail stores and at the time of shipment for catalog and e-commerce sales. Membership fee revenue related to discount clubs offered to retail customers is recognized in net sales over the term of the membership, which is 12 months. Amounts billed to customers for catalog and e-commerce shipping and handling are recorded as other revenue at the time of shipment.

     Advertising Costs

Costs incurred for the production and distribution of direct response catalogs are capitalized and amortized over the expected lives of the catalogs, which are less than one year. The amortization expense is recorded in the period that the sales associated with the catalog are expected to be realized. Actual sales may deviate significantly from forecasted sales, which may result in significant changes in the amortization expense recorded in a particular period. All other advertising costs for catalog, e-commerce, retail and credit operations are expensed as incurred.

     Income Taxes

Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. For the 2002 and 2001 fiscal years, the Company has recorded a valuation allowance against its total

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net deferred tax assets due to substantial doubt about the Company's ability to continue as a going concern. The Company performs a review of its deferred tax position on an on-going basis to determine if it is more likely than not that the deferred tax assets recorded by the Company will be realized in future periods.

     Servicing Fee Liability

The Company's credit card receivables are serviced by FCNB. On an ongoing basis, management performs a review of the receivable portfolio to determine if a servicing fee liability must be recorded in accordance with Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The servicing liability is recorded if the estimated future revenues from servicing the portfolio are not adequate to compensate the servicer for performing the servicing. These estimates are highly sensitive to changes in portfolio performance and inherently require management judgment of future performance.

     Foreign Currency Exchange Rates

The Company is subject to foreign currency exchange rate risk related to its Canadian operations, as well as its joint venture investments in Germany and Japan. The Company is party to certain transactions through its Canadian operations and joint ventures that are denominated in foreign currencies. The Company monitors the exchange rates related to these currencies on a continual basis and will enter into forward derivative contracts for foreign currency when deemed advantageous based on current pricing and historical information. The Company believes that its foreign exchange rate risk and the effect of this hedging activity are not material due to the size and nature of the above operations. There were no foreign currency hedging contracts outstanding at December 28, 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ($000s omitted)

Otto (GmbH & Co), a privately held German partnership, acquired the Company in 1982. In April 1984, Otto transferred its interest in the Company to its partners and designees. Otto and the Company have entered into certain agreements seeking to benefit both parties by providing for the sharing of expertise. The following is a summary of these agreements and certain other transactions:

In May 2002, Spiegel Holdings, Inc. ("SHI"), the Company's majority owner, provided, as required by the OCC, among other things, a $120,000 deposit, of which approximately $30,000 is outstanding, to secure payments of certificates of deposit and secured credit card deposits and a $78,000 letter of credit facility to FCNB to secure payment of amounts that could become due against FCNB in the event of the occurrence of certain contingencies. The Company provided an indemnification to SHI on the facility in case the facility was utilized by FCNB. In March 2003, FCNB drew down $14,823 under the facility and, as a result, SHI issued a demand of payment notice to the Company. This amount set forth in the demand will represent a "liability subject to compromise" in the Company's Chapter 11 proceedings.

The Company utilizes the services of Otto Versand International (GmbH) as a buying agent for the Company in Hong Kong, Taiwan, Korea, India, Italy, Indonesia, Singapore, Thailand, Poland, Brazil and Turkey. Otto Versand International (GmbH) is a wholly owned subsidiary of Otto. Buying agents locate suppliers of inventory to the Company, inspect goods to maintain quality control, arrange for appropriate documentation and, in general,

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expedite the process of procuring merchandise in these areas. Under the terms of its arrangements, the Company paid $6,370, $6,989 and $6,786 in fiscal 2002, 2001 and 2000, respectively. The arrangements are indefinite in term but may generally be canceled by either party upon one year's written notice.

In March 2002, the Company entered into a Vendor Payment Services Agreement with Otto International Hong Kong (OIHK), a related party, in order to permit the Company to obtain inventory in Asia. The duration of the agreement is for one year, automatically continuing unless terminated by either party with three months' written notice. Under the terms of the agreement, the Company has open account terms with various vendors in certain countries in Asia. OIHK pays these vendors the purchase price for goods, less a fee, within seven days of the purchase order receipt. After the bankruptcy filing, the Company will prepay OIHK for 100% of the purchase order value for goods purchased by Spiegel, Newport News and Eddie Bauer. Prior to the bankruptcy filing, the Company had terms ranging from 21 to 60 days to remit cash to OIHK. OIHK has asserted that under the terms of the agreement, it has a lien over certain goods supplied to the Company. The Company and its creditors have reserved the right to contest the validity and amount of the OIHK liens in the Chapter 11 proceeding. While the Vendor Payment Services Agreement was in effect during 2002, a substantial amount, (approximately $285,000), of the Company's inventory purchases were obtained under the agreement.

In September 2001, the Company entered into a revolving credit agreement with Otto (GmbH & Co KG), a related party. The initial availability under this credit agreement was $75,000. The credit agreement bears interest at a variable rate based on LIBOR plus a margin, comparable to the Company's other revolving credit agreements. The initial agreement extended through December 15, 2001. In November 2001, this revolving credit agreement with Otto was increased from $75,000 to $100,000 and the maturity date was extended from December 15, 2001 to June 15, 2002. At December 29, 2001, borrowings under this agreement totaled $50,000. As of February 2002, the balance outstanding under the revolving credit agreement with Otto was $100,000. This obligation was extinguished with the proceeds of new term loans in the aggregate amount of $100,000 from Otto-Spiegel Finance G.m.b.H. & Co. KG. These term loans had a maturity date of December 31, 2002, bear interest at a rate of 4% per annum and may be subordinate to borrowings under any new credit facility. At December 28, 2002, related party borrowings consisted of the $100,000 term loans and an additional $60,000 senior unsecured loan from Otto (GmbH & Co KG), which bears interest at a rate of LIBOR plus a margin. Interest expense attributable to the borrowings from Otto-Spiegel Finance G.m.b.H. & Co. KG and Otto (GmbH & Co KG) in fiscal 2002, 2001 and 2000 were $6,844, $440 and $0, respectively. As of March 2003, the related party borrowings outstanding consisted of the $100,000 term loans from Otto-Spiegel Finance G.m.b.H. & Co. KG and the $60,000 senior unsecured loan from Otto (GmbH & Co KG).

The Company has an agreement (which approximates market rates), with Together, Ltd., a United Kingdom company, which gives the Company the exclusive right to market "Together!" merchandise through the direct sales channels and retail stores. Otto Versand owns Together, Ltd. Commission expenses were $2,064, $2,201 and $3,161 in fiscal 2002, 2001 and 2000, respectively. These expenses include certain production services, the cost of which would normally be borne by the Company, including design of the product, color separation, catalog copy and layout, identification of suggested manufacturing sources and test marketing information.

In 1993, the Company formed a joint venture with Otto-Sumisho, Inc. (a joint venture company of Otto and Sumitomo Corporation) and entered into license agreements to sell Eddie Bauer products through retail stores and direct sales channels in Japan. The Company believes that the terms of the arrangement are no less favorable to Eddie Bauer than would be the case in an arrangement with

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an unrelated third party. There were 37 stores open in Japan as of December 28,
2002. As of December 28, 2002, Eddie Bauer had contributed $9,290 to the project and in 1994, received a $2,500 licensing fee for the use of its name. Eddie Bauer received $3,355, $2,416 and $3,790 in royalty income on retail and direct sales during fiscal 2002, 2001 and 2000, respectively, which is included in other revenue in the Consolidated Statements of Operations. Eddie Bauer recorded income of $1,141 in fiscal 2002 and losses of $497 and $706 in fiscal 2001 and 2000, respectively, for its equity share of the joint venture, which was included in selling, general and administrative expense in the Consolidated Statements of Operations.

During 1995, Eddie Bauer formed a joint venture with Heinrich Heine GmbH and Sport-Scheck GmbH (both subsidiaries of Otto) and entered into license agreements to sell Eddie Bauer products through retail stores and direct sales channels in Germany. The Company believes that the terms of the arrangement are no less favorable to Eddie Bauer than would be the case in an arrangement with an unrelated third party. There were 11 stores open in Germany as of December 28, 2002. As of December 28, 2002, Eddie Bauer had contributed $14,788 to the project and received $1,000 in licensing fees in 1995 for the use of its name. Eddie Bauer received $1,531, $1,249 and $1,249 in royalty income on retail and direct sales during fiscal 2002, 2001 and 2000, respectively, which is included in other revenue in the Consolidated Statements of Operations. Eddie Bauer recorded approximately $1,421, $1,211 and $1,641 of losses for its equity share of the joint venture during fiscal 2002, 2001 and 2000, respectively, which is included in selling, general and administrative expense in the Consolidated Statements of Operations.

During 1996, Eddie Bauer formed a joint venture with Grattan plc (a subsidiary of Otto Versand) and entered into license agreements to sell Eddie Bauer products through retail stores and catalogs in the United Kingdom. The Company believes that the terms of the arrangement were no less favorable to Eddie Bauer than would be the case in an arrangement with an unrelated third party. As of December 30, 2000, Eddie Bauer had contributed $4,585 to the project and had received a licensing fee of $667 in 1998 for the use of its name. In addition, Eddie Bauer received $116 in 2000 in royalty income on retail and catalog sales, which is included in other revenue in the Consolidated Statement of Operations. In October 1999, Eddie Bauer and Grattan plc agreed to terminate the Eddie Bauer UK operation. The closure was completed in the first quarter of 2000. Additionally, Eddie Bauer recorded a charge of $540 and $400 in fiscal 2002 and fiscal 2001, respectively, for its share of additional costs incurred to discontinue the joint venture, primarily related to lease obligations. These costs were included in selling, general and administrative expense in the Consolidated Statements of Operations.

In 1993, Eddie Bauer entered into an agreement with Eddie Bauer International, Ltd. (EBI) (a subsidiary of Otto) whereby the latter acts as buying agent in Asia (EBI-Hong Kong) and in 1997 Eddie Bauer entered into an agreement with Eddie Bauer International (Americas), Inc. (EBI-Miami). The buying agents contact suppliers, inspect goods and handle shipping documentation for Eddie Bauer. The Company believes that the terms of the arrangements are no less favorable to Eddie Bauer than would be the case in an arrangement with an unrelated third party. The Company paid $15,226, $17,981 and $19,535 to EBI-Hong Kong for these services in fiscal 2002, 2001 and 2000, respectively, which was included in selling, general and administrative expense in the Consolidated Statements of Operations. The Company paid EBI-Miami $3,494, $4,976 and $4,482 for these services in fiscal 2002, 2001 and 2000, respectively, which was included in selling, general and administrative expense in the Consolidated Statements of Operations.

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ACCOUNTING STANDARDS

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. The Company is evaluating the new provisions to assess the impact on its consolidated results of operations and financial position.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure"--an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This Statement is effective for fiscal years ending after December 15, 2002. The Company adopted the disclosure provisions of SFAS No. 148 as required on December 28, 2002.

Controls and Procedures

The Company's independent auditors have informed the audit committee of certain internal control deficiencies which constitute reportable conditions. These control deficiencies relate to the Company's wholly owned subsidiary, FCNB. The deficiencies relate to routine transactions and accounting estimates, policies and procedures, and account balance classifications in the financial statements. FCNB has begun a formal liquidation process which has resulted in significant reductions and changes in staff. The Company's management still believes that significant control deficiencies remain at FCNB and, in light of the liquidation of FCNB, is reviewing alternative steps to mitigate these control deficiencies.

MANAGEMENT AND BOARD CHANGES

Since December 29, 2001, the Company's management team and board of directors have undergone the following changes:

On February 28, 2003, the Company announced that its board of directors had appointed William Kosturos as Chief Restructuring Officer. Mr. Kosturos has been a managing director at Alvarez & Marsal, Inc., an international turnaround and management consulting firm, since June 2002. Martin Zaepfel retired from his positions as Vice Chairman, President and Chief Executive Officer of the Company in March 2003. Effective March 1, 2003, Mr. Kosturos assumed the additional position and duties of Interim CEO.

Effective February 12, 2003, James R. Cannataro, the Company's Executive Vice President and Chief Financial Officer, resigned from the Company and the company's Board of Directors. On February 26, 2003, James Brewster was appointed a Senior Vice President and Chief Financial Officer for the Company. For the ten years prior to this appointment, Mr. Brewster served as Senior Vice President and Chief Financial Officer for the Company's Newport News subsidiary. In April 2003, Mr. Brewster was elected to the Company's Board of Directors.

In August 2002, Alexander Birken became a Senior Vice President and the Chief Administrative Officer of the Company. Previously, Mr. Birken had been, since

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1998, the Senior Vice President Group Controlling for Otto Versand (GmbH & Co).

On March 14, 2003, the Company appointed Geralynn Madonna as President and Chief Executive Officer of Spiegel Catalog and Newport News. Ms. Madonna has been employed by the Company for more than 21 years in various positions. Immediately prior to this appointment, Ms. Madonna served as President and Chief Operating Officer of Newport News. Ms. Madonna assumed the management responsibilities of Melissa Payner, former President and Chief Executive Officer of Spiegel Catalog, and George Ittner, former Chairman and Chief Executive Officer of Newport News, both of whom have resigned from the Company and from the Company's Board of Directors. Mr. Ittner has agreed to provide consulting services to the Company.

In July 2002, the Company appointed Fabian Mansson President and Chief Executive Officer of Eddie Bauer and, in November 2002, Mr. Mansson was elected to the Company's Board of Directors. Mr. Mansson assumed the position following the retirement, in January 2002, of Richard T. Fersch. Prior to his appointment and since 2000, Mr. Mansson was an executive vice president at Spray Ventures. From 1998 to 2000, Mr. Mansson was chief executive officer of Hennes and Mauritz.

In February, 2003, John R. Steele was promoted to Senior Vice President Finance and Treasurer from his prior position as Vice President and Treasurer. In April 2003, Mr. Steele was elected to the Company's Board of Directors.

In April 2003, the Company accepted the resignations of Dr. Peter Muller, Mr. Gert Rietz and Mr. Fabian Mansson as Directors.

On April 23, 2003 through a Consent Resolution of the sole holder of Class B Voting Common Stock of the Company, the Company's By-laws were amended to establish the number of Directors constituting the whole Board of Directors to be 13. In the Consent Resolution, the following Directors were elected to serve the term provided in the By-laws or until their successors have duly qualified:

Dr. Michael Otto, Chairman    Hans-Otto Schrader
Dr. Michael E. Cruesemann     Dr. Peer Witten
Hans Jorg Jammer              Dr. Winfried Zimmermann
Horst R.A. Hansen             James M. Brewster
Dr. Rainer Hillebrand         John R. Steele
Dr. Wolfgang Linder

At the same time, the Board of Directors was requested to conduct a search for independent director candidates to fill the two vacancies on the Company's Board.

FORWARD-LOOKING STATEMENTS
This report contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this report. Forward-looking statements include information concerning the Company's possible or assumed future financial condition or results of operations. These statements often include words such as "expect," "plan," "believe," "anticipate," "intend," "estimate," or similar expressions. As you read and consider this report, you should understand that these statements are not guarantees of financial condition, performance or results. They involve risks, uncertainties and assumptions. Although the Company believes that these

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forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results and actual results could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the Company's ability to continue as a going concern; uncertainty regarding the Company's ability to operate pursuant to the terms of the DIP Facility; uncertainty regarding the Company's ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 case into a Chapter 7 case; the effect on the Company's net sales and cash flow of its decision to stop accepting private-label credit cards at its merchant companies; uncertainty regarding the servicing of the Company's existing securitized credit card receivables portfolio upon the liquidation of FCNB; the effects on the Company of the Pay-Out Events recently experienced by all of the Company's securitization agreements that are backed by the Company's credit card receivables; the ultimate effect on the Company of the pending investigation by the SEC; the uncertainty relating to the sale or liquidation of the bankcard segment; the ability of the Company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; risks associated with collections on the Company's credit card portfolio; the success of merchandising, advertising, marketing and promotional campaigns; and various other factors beyond the Company's control.

All future written and oral forward-looking statements made by the Company or persons acting on the Company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the Company's ongoing obligations to disclose material information as required by the federal securities laws, the Company does not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                SPIEGEL, INC.
                                                (Registrant)


Dated: May 15, 2003                             By: /s/ James M. Brewster
                                                    ---------------------------
                                                    James M. Brewster
                                                    Senior Vice President
                                                    and Chief Financial Officer
                                                    (Principal Accounting and
                                                    Financial Officer)

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